EXHIBIT 10.1

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

PRODUCTION PAYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of April, 2025 (the “Effective Date”).

BETWEEN:

LITHIUM AMERICAS CORP. a corporation existing under the laws of the Province of British Columbia (the “Supplier”)

- and -

OMF Fund IV SPV M LLC, a limited liability company existing under the laws of the State of Delaware (the “Purchaser”)

WHEREAS the Supplier, holds a majority of the equity interest in Lithium Nevada Ventures LLC, a Delaware limited liability company (“Lithium Nevada Ventures”);

WHEREAS Lithium Nevada Ventures indirectly owns 100% of the equity interest in Lithium Nevada LLC, a Nevada limited liability company (the “Project Company”);

AND WHEREAS the Project Company intends to construct, develop, operate and mine the Thacker Pass Project located in Nevada;

AND WHEREAS in consideration for payment by the Purchaser to Supplier of the sum of $25,000,000, the Supplier has agreed to pay to Purchaser the Production Payments in respect of Minerals, on and subject to the terms and conditions of this Agreement;

AND WHEREAS the Supplier and the Purchaser have executed and delivered a convertible note also dated the Effective Date (and such convertible note, as the same may be amended, modified or supplemented from time to time, the “Convertible Note”);

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1
Defined Terms

For the purposes of this Agreement (including the recitals hereto and the Schedules), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set forth below, and grammatical variations of such terms shall have corresponding meanings:

“Acquiror” has the meaning set forth in Section 8.1(b).

“Additional Notes” has the meaning set forth in the Convertible Note.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” means this Production Payment Agreement and all attached Schedules, as the same may be amended, modified or supplemented from time to time.

“Anti-Corruption Laws” means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Criminal Code (Canada), as amended, or, in each case, any similar laws.

“Anti-Corruption Policy” means the anti-bribery and anti-corruption policy of the Supplier and its Subsidiaries (which shall include United States Foreign Corrupt Practices Act compliance) adopted by the Board of Directors, as the same may be amended, revised, supplemented or replaced from time to time,

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable executive orders, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and any other Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America or Canada governmental agency, or any other jurisdiction in which the Supplier or any of its Subsidiaries operates or conducts business.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Body having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

“Applicable Price” has the meaning set forth in Section 4.4(b).

“Assignee” has the meaning set forth in Section 8.3.

“Assumption Option” has the meaning set forth in Section 8.1(b).

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

“Average Lithium Price” in respect of the first 41,500 Tonnes of Lithium Products Produced in a Contractual Year, means an amount equal to the Gross Revenue for the applicable period divided by the aggregate amount of the Lithium Products Produced in the same period, up to 41,500 Tonnes for the applicable Contractual Year.

“Base Fixed Payment Rate” means $128 per Tonne (and never lower than such amount), increasing annually (commencing on the first Business Day in January of the Calendar Year that follows the first full Contractual Year following the Commencement of Commercial Production) by an amount equal to the percentage increase (if any) in the Producer Price Index (or a similar index mutually agreed upon by the Purchaser and the Supplier should such index no longer be measured) for the applicable Measurement Calendar Years. For illustrative purposes only, if the Commencement of Commercial Production has occurred in June 2025, then the first annual increase shall occur on the first Business Day of January 2027.

“Base Variable Payment Percentage” means 0.96%.

“Battery Grade LCE” means Lithium Products which meet the requirements for battery use in any type of battery application.

“BCSC” means the B.C. Securities Commission.

“Board of Directors” means the board of directors of the Supplier.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, Vancouver, British Columbia or Reno, Nevada are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York, New York, Vancouver, British Columbia and Reno, Nevada are generally are open for use by customers on such day.

“Calendar Day” means a calendar day.

“Calendar Month” means a calendar month.

“Calendar Quarter” means a calendar quarter.

“Calendar Year” means a calendar year.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Distribution Requirement” means, in respect of each instance of the Supplier’s direct or indirect shareholding and/or economic interest in the Project Company decreasing below 50% and every decrease thereafter, the Supplier’s discretion and ability (through voting its equity holdings in the Project Company or causing its nominees on the board directors of the Project Company to vote) to declare cash distributions of the Project Company, amend or suspend the distribution policy of the Project Company and/or adjust the timing of distributions of the Project Company does not change relative to prior to such decrease in its shareholding and/or economic interest.

“Change of Control” means: (i) any Person or Persons acting jointly or in concert acquires, together with all other voting shares held by such Person or Persons, Control or direction over 50% of the outstanding voting shares of the Project Company, or otherwise acquires the ability to elect a majority of the board of directors of the Project Company; (ii) with respect to the Project Company, the occupation of a majority of the seats (other than vacant seats) on its board of directors by Persons who were neither (a) nominated by its board of directors nor (b) appointed by directors so nominated; (iii) the acquisition of direct or indirect Control of the Project Company by any Person or group of Persons acting jointly or otherwise in concert; (iv) there is a Transfer of all or substantially all or any substantial portion of the assets constituting the Property; or (v) the Supplier or any of its Subsidiaries (including the Project Company), takes any actions to effect any of the foregoing.

“Change of Control Notice” has the meaning set forth in Section 8.1(b).

“Change of Operator” means the change of the Operator of the Thacker Pass Project, so that the Operator is not the Supplier.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Commercial Production” means and shall be deemed to have been achieved on the day on which the initial production facility to be developed at the Thacker Pass Project (the “Production Facility”) has operated for a period of 30 consecutive Calendar Days at an annualized rate during such period of at least 80% of its expected Phase One capacity of 40,000 Tonnes of Lithium Carbonate per Calendar Year (the “Phase One Capacity” and the production of Lithium Carbonate therefrom being the “Phase One Production”).

“Competitor” means a competitor of the Supplier more particularly described in Schedule “B”.

“Compliance Certificate” means a certificate of the Chief Executive Officer or the Chief Financial Officer of the Supplier in the form set out in Schedule “E”.

“Confidential Information” has the meaning set forth in Section 10.1.

“Construction Budget” means the Initial Construction Budget, as updated, amended or supplemented from time to time pursuant to the terms hereof.

“Construction Contract” has the meaning ascribed to such term in the DOE Loan.

“Contractual Year” means: (a) in the case of the first Contractual Year, the period commencing on the date of the Commencement of Commercial Production and ending on December 31 of that year; and (b) in the case of subsequent Contractual Years, each corresponding subsequent 12 month period.

“Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Note” has the meaning set forth in the recitals.

“Default Rate” means 15% per annum.

“Deferred Production Payment” has the meaning set forth in Section 3.3(a).

“Delayed Draw Convertible Debt” has the meaning set forth in the Convertible Note.

“Delayed Draw Convertible Debt Factor” means 1.00, increasing to 1.1875 if the Supplier draws the Delayed Draw Convertible Debt.

“Dispute” means any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement, including any question regarding the existence, validity or termination of this Agreement.

“Dispute Notice” has the meaning set forth in Section 9.2.

“Disqualified Institution” means a disqualified institution more particularly described in Schedule “B”.

“DOE” means the U.S. Department of Energy.

“DOE Financing Document” means each “Financing Document” as such term is defined in the DOE Loan (as they exist as of the date hereof).

“DOE Loan” means that certain Loan Arrangement and Reimbursement Agreement, dated as of October 28, 2024, by and between Lithium Nevada Corp. and the U.S. Department of Energy, as amended by that certain Omnibus Amendment, dated as of December 17, 2024, and any amendments, supplements, modifications, extensions, renewals, or restatements thereof.

“Downward Exempt Change of Control” has the meaning set forth in the definition of Exempt Change of Control.

“Early Termination Amount” means the aggregate amount that would need to be paid to the Purchaser on a particular date to yield on (A) $25,000,000 in the case of this Agreement and (B) $195,000,000 or $225,000,000 (if the delayed draw is made under the Convertible Note), the lesser of (i) a combined IRR of 18% (in the case of this prong (i) taking into account the original issue discount in the case of the Convertible Note) and (ii) a multiple on invested capital (MOIC) of 2.3333x (in the case of this prong (ii) taking into account the payment of Production Payments by the Supplier and the applicable value in the Value Table, but not taking into account the original issue discount in the case of the Convertible Note). In no case will the Early Termination Amount be lower than $0. An example calculation is shown in Schedule “D”.

“Earned Variable Adjustment” means, for a Contractual Year, an amount equal to: (i) the product of: (A) the Variable Production Payment Percentage; and (B) the first 41,500 Tonnes of Lithium Products Produced during such Contractual Year (or such lower amount if the amount of Lithium Products Produced during the Contractual Year does not reach 41,500 Tonnes) multiplied by the Reference Lithium Price for such Contractual Year applicable to such 41,500 Tonnes (or the lower amount, if applicable), minus (ii) the aggregate of the Quarterly Reference Payments for such Contractual Year in respect of such 41,500 Tonnes (or lower amount, if applicable).

“Effective Date” has the meaning set forth on page one of this Agreement.

“Encumbrance” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Environmental Laws” means any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Body or other Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning (a) protection of the environment, natural resources, or human health or safety (including but not limited to mining health and safety); or (b) the presence, release or threatened release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (a) and (b) as now or may at any time hereafter be in effect.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equivalency Impasse” has the meaning set forth in the definition of LCE Basis.

“ETA” means the Excise Tax Act (Canada) and any amendments and regulations thereto.

“Event of Default” means the occurrence of any of the following:

(a)
there is an Insolvency Event in respect of the Supplier, Lithium Nevada Ventures or the Project Company;

(b)
the Supplier fails to pay to the Purchaser any amount of its payment obligations hereunder when and as due under this Agreement, in which case only if such failure continues for a period of three Business Days;
(c)
the Supplier Transfers all or any portion of this Agreement in breach of Section 8.2;
(d)
the Supplier or the Project Company ceases or threatens to cease to carry on business in the ordinary course;
(e)
the Supplier or the Project Company takes or seeks to take any action to: (a) abandon all or any material portion of the Thacker Pass Project; or (b) otherwise suspend construction, development or mining operations at the Thacker Pass Project (other than as a result of an event or occurrence that is beyond the reasonable control of the Operator, that could not have been avoided by steps that would reasonably have been expected to have been taken by the Operator and are without the Operator’s fault or negligence, including, if applicable, actions by any Governmental Body (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars and sabotage);
(f)
a Change of Control occurs, other than Exempt Change of Control or a Permitted Change of Control;
(g)
any representation or warranty made by the Supplier in the Transaction Agreement save and except for the Excluded Representations and Warranties is materially incorrect or materially incomplete as of the Effective Date or, to the extent such representation or warranty is not already qualified by materiality, such representation or warranty is incorrect or incomplete in any material respect when made or deemed to be made;
(h)
(A) the Supplier or any director, officer, employee or agent of any of them: (i) uses, or authorizes the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) makes, or authorizes the making of, any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic or foreign government official or employee from corporate funds; or (iii) has breached, or is charged with breaching any Anti-Money Laundering Laws, any Anti-Corruption Laws or any Sanctions, or (B) any employee or agent of the Supplier has breached, or is charged with breaching, any Anti-Money Laundering Laws, any Anti-Corruption Laws or any Sanctions, unless either: (x) the Supplier’s relationship with such employee or agent is terminated within 10 Calendar Days of acquiring actual knowledge of such breach or charge; or (y) the Supplier takes such other action to remedy such breach or charge as may be acceptable to the Purchaser within 10 Calendar Days of acquiring actual knowledge of such breach or charge and thereafter continues to take such action as may be acceptable to the Purchaser;

(i)
the Supplier breaches or fails in any respect to comply with its obligations under this Agreement, which breach or failure shall continue unremedied for 30 Calendar Days;
(j)
the Supplier, Lithium Nevada Ventures or the Project Company shall suffer an Expropriation Event;
(k)
(A) GM issues a DOE Put Notice (as defined in the Joint Venture Agreement), (B) the DOE Loan is terminated, (C) all conditions precedent for the funding of an applicable advance under the DOE Loan have been satisfied or waived by the DOE, however the DOE does not fund such advance in accordance with the terms of the DOE Loan for a period of 30 days, or (D) a preliminary or permanent injunction or other Order is issued or is continuing, or a statute, rule, regulation or executive order is promulgated or enacted by a Governmental Body and is continuing, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated under the DOE Loan; or
(l)
an event of default shall have occurred and be continuing under the DOE Loan or any other agreement or instrument evidencing, or under which the Supplier, an Intermediate Holding Company or the Project Company has outstanding at any time, any Indebtedness in an amount in excess of US$30,000,000 for 30 days beyond any applicable grace or cure periods in the agreement or instrument evidencing such Indebtedness, or (ii) any other default or event of default occurs and is continuing under the DOE Loan or under any such other agreement or instrument, if the effect of such default or event of default is to accelerate the maturity of such Indebtedness.

“Event of Default Notice” has the meaning set forth in Section 4.2(d).

“Excluded Representations and Warranties” means Sections 3(c) (Issuance of Securities), 3(f) (Acknowledgement Regarding the Buyer’s Purchase of Securities), 3(g) (No General Solicitation; Placement Agent’s Fees), 3(h) (No Integrated Offering), 3(i) (Application of Takeover Protections; Rights Agreement), 3(r) (Listing and Maintenance Requirements), 3(w) (Registration Rights), 3(nn) (Investment Company Status), 3(oo) (Manipulation of Price), 3(pp) (Eligibility for Registration) and 3(qq) (Transfer Taxes) of the Transaction Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Purchaser or required to be withheld or deducted from a payment to the Purchaser: (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, Canadian capital taxes and branch profits taxes, in each case: (i) imposed as a result of the Purchaser being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Taxes imposed as a result of a present or former connection between the Purchaser and the jurisdiction imposing such Tax (other than connections arising from the Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this

Agreement, or sold or assigned an interest in this Agreement); (b) any Canadian Tax that would not have been imposed but for the Purchaser (including direct or indirect holders of the Purchaser, as the case may be): (i) not dealing at arm’s length for purposes of the ITA with the Supplier, (ii) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of the Supplier or not dealing at arm’s length for purposes of the ITA with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Supplier; or (iii) the Supplier being a “specified entity” pursuant to paragraph (b) of the definition thereof (as defined in subsection 18.4(1) of the ITA) in respect of the Purchaser; (c) Taxes attributable to the Purchaser’s failure to comply with Section 3.3(g); and (d) any withholding Taxes imposed under FATCA or Taxes imposed pursuant to Part XVIII of the ITA.

“Exempt Change of Control” means:

(a)
any Change of Control of the Supplier howsoever transacted;
(b)
prior to the end of the Fixed Term, a Change of Control of either Lithium Nevada Ventures or the Project Company, as the case may be, that results from a direct treasury unit issuance being completed by Lithium Nevada Ventures or the Project Company, as applicable, to third Persons who are not subject to Sanctions, to raise financing for the development of Phase Two, provided that (i) a Change of Operator does not occur in connection with, or following, the Change of Control; (ii) the Supplier continues to hold not less than a direct or indirect 40% shareholding and economic interest in the Project Company; (iii) at least 12 months have elapsed since the Commencement of Commercial Production; (iv) the Pro Forma Distribution Test is satisfied and the Supplier has a reasonable expectation that the Pro Forma Distribution Test will remain satisfied on a going-forward basis; (v) the Cash Distribution Requirement is satisfied; and (vi) a minimum of 90% of the proceeds of such financing are used to finance the development of Phase Two provided that the proceeds are fully expended within 12 months of receipt; and
(c)
after the end of the Fixed Term and the Production Threshold having been achieved, a Change of Control of either Lithium Nevada Ventures or the Project Company, as the case may be, that may or may not be accompanied by a Change of Operator, that results in the Supplier owning not less than a direct or indirect 20% shareholding and economic interest in the Project Company (a “Downward Exempt Change of Control”). If any such Change of Control is accompanied by a Change of Operator, the Supplier shall cause the new Operator, through a written binding agreement with the Supplier and such changed Operator, to comply with the provisions of Article 4 and Article 5 of this Agreement.

For greater certainty, if any conditions in prong (b) or (c) above cease to be met, the Change of Control will no longer be deemed to be an Exempt Change of Control.

“Expropriation Event” means all or substantially all of the rights, privileges and benefits pertaining to, associated with or in respect of all or any material part of the Property (including the right to extract Lithium Products therefrom) ceases being for the benefit or entitlement of the Project Company, directly or indirectly as a result of expropriation, nationalization, confiscation, act of eminent domain, condemnation, deprivation, sequestration or similar act by a Governmental Body or any other action by a Governmental Body or any other act or series of acts having a similar effect as the foregoing (including by way of: (A) any cancelation, termination, suspension or non-renewal (including any expiration without a new Authorization or property being put in place on substantially the same terms and conditions) of any Authorization or property; (B) acquisition of Control of the Project Company or the Supplier; or (C) imposition of a law, import/export restriction or other measure that discriminates against, or disproportionately affects, the Project Company or the Supplier relative to local mining companies or operations in a material adverse manner).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies entered into in connection with the implementation of the foregoing.

“First Possible Restricted Payment Date” means the date that is 12 months from the date of First Production.

“First Production” means and shall be deemed to have been achieved on the day on which the Production Facility has commenced operations and there has been production of Lithium Products.

“Fixed Payment Rate” means the product of the Base Fixed Payment Rate, the Delayed Draw Convertible Debt Factor, the Phase One Total Cost Factor and the LOM Production Threshold Factor.

“Fixed Production Payment” means, for a given period, the product of the Fixed Payment Rate as at the end of such period and the Tonnes of Lithium Products Produced in such period.

“Fixed Production Payment Date” has the meaning set forth in Section 3.1(b).

“Fixed Term” means the period commencing on the date of the Effective Date and terminating on the end of the 72nd Calendar Quarter after the quarter during which First Production occurs (i.e. 18 Calendar Years after First Production).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GM” means General Motors Holdings LLC or any Affiliate thereof as well as its Designated Purchasers (as defined in the GM Offtake Agreements).

“GM Investment Documents” means the Investor Rights Agreement, the JV Investment Agreement, the LAC-GM JV LLCA and the Management Services Agreement.

“GM Offtake Agreements” means the lithium offtake agreement originally entered into between Lithium Americas (Argentina) Corp. and GM dated as of February 16, 2023, as assigned by Lithium Americas (Argentina) Corp. to the Supplier by agreement dated October 3, 2023, as amended by agreement dated October 28, 2024, among the Supplier, GM and Lithium Nevada Corp., and as further amended by agreement dated December 20, 2024, among the Supplier, GM and the Project Company and the lithium offtake agreement (Phase Two) entered into among Supplier, GM and the Project Company dated December 20, 2024 as the same may be further amended, supplemented or revised from time to time.

“Governmental Approval” means any approval, consent, Authorization, license, permit, Order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Body, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Body” means the government of the U.S., Canada any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Revenue” means, for a period, the aggregate amount paid in cash or kind to the Project Company (or any of its Affiliates or any of its equityholders in the case that such equityholders complete the first sale of applicable products) from any products containing Minerals that are Sold, up to the Maximum Amount, and in all cases subject to Section 4.4. If there is an insurable loss of or damage to any of the products containing Minerals, whether or not occurring on the Property and whether the products containing Minerals are in the possession of the Project Company or its Affiliates or otherwise, then the Gross Revenue with respect thereto will be equal to the sum of the insurance proceeds actually paid to the Project Company or its Affiliates in respect of such loss or damage. If any products containing Minerals are sold on non arm’s length terms, the aggregate amount paid in cash or kind to the Project Company (or any of its Affiliates), shall be deemed to be equal to such amount as would have reasonably been received had such products containing Minerals been sold on arm’s length terms, including without limitation, by adjusting such amount to the Applicable Prices. For greater certainty, there shall be no double counting for the purposes of calculating Gross Revenue if products are Sold and then there is a separate distribution or dividend to the shareholders of the Project Company.

“Guarantee”, of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Hazardous Substances” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic, or a pollutant or contaminant or for which standards are or liability may be imposed by any Governmental Body under, any applicable Environmental Laws, including (a) any petroleum or petroleum by-products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, noise, odor, and vibration; and (b) any other chemical, material or substance, of which the import, storage, transport, use, release or disposal of, or exposure to, is prohibited, limited, or regulated or for which liability may be imposed under any Environmental Law.

“ICDR” means the International Centre for Dispute Resolution.

“IE” means Hatch Ltd. or such other internationally reputable engineering consultants appointed from time to time by the Purchaser to act as technical advisor engineer in connection with the Thacker Pass Project.

“IESC” means Sustrio Advisors or such other internationally reputable environmental and social consultants appointed from time to time by the Purchaser to act as environmental and social consultant in connection with the Thacker Pass Project.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (including all Purchase Money Obligations), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which for all purposes of this Agreement shall be valued at the maximum potential amount payable with respect to such earn-out) and (l) any other Off-Balance

Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Supplier under this Agreement.

“Initial Construction Budget” shall have the meaning ascribed to such term in the DOE Loan.

“Insolvency Event” means any of the following:

(a)
a Party is subject to (whether or not on consent) or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or is for any reason unable to or fails to meet its obligations as they generally become due, or makes a general assignment for the benefit of creditors;
(b)
a Party admits in writing its inability to pay its debts generally, or declares any general moratorium on payment of its Indebtedness or interest thereon, or proposes a compromise or arrangement between it and any of its creditors;
(c)
the aggregate of a Party’s business, assets, and property is not, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to enable payment of all of its obligations, due and accruing due;
(d)
a Party files a voluntary bankruptcy application or commences an insolvency proceeding, or seeks to effect a plan or other arrangement with its creditors or seeks any other relief under any Insolvency Legislation;
(e)
any involuntary petition, application, or proceeding pursuant to any Insolvency Legislation is filed or commenced against a Party, unless: (i) such Party is at all times vigorously contesting such petition, application or proceeding in good faith; and (ii) such petition, application, or proceeding is dismissed, stayed, vacated, or overturned on appeal within 30 Calendar Days from the granting thereof;
(f)
a Party is adjudicated bankrupt or insolvent, or an Order for relief is entered by any court of competent jurisdiction under any Insolvency Legislation;

(g)
the commencement of any enforcement of security interests over all or a material portion of a Party’s assets; unless: (i) such Party is at all times vigorously contesting such enforcement in good faith; and (ii) such enforcement is dismissed, stayed, vacated, or discontinued within 30 Calendar Days from the granting thereof;
(h)
a Party voluntarily ceases or suspends the conduct of its business in the ordinary course or materially changes the nature of the business it carries on;
(i)
a Party takes any step to authorize, commence, or consent to a liquidation, winding-up, or dissolution; or
(j)
a Party takes any action authorizing or in furtherance of any of the foregoing.

“Insolvency Legislation” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) the Winding-up and Restructuring Act (Canada), the U.S. Bankruptcy Code or any similar legislation relating to bankruptcy, insolvency, or the compromise or arrangement of creditors’ claims, each as amended or re-codified from time to time, including any rules or regulations promulgated thereunder.

“Integrated Project Schedule” means an integrated schedule for the development, construction and commissioning of the Thacker Pass Project in accordance with the Construction Contracts setting forth with a sufficient level of detail as agreed in writing by the Purchaser the expected schedule and milestones for construction of the Thacker Pass Project through Project Completion, to include those items (and related status) set forth in Schedule “J” (Integrated Project Schedule).

“Intermediate Holding Companies” means all Subsidiaries of the Supplier that are direct or indirect parent companies of Lithium Nevada Ventures.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of October 15, 2024, between the Supplier and General Motors Holdings LLC.

“IRR” means the aggregate annualized internal rate of return, compounded annually, realized (expressed as a percentage) as of a given date, after taking into account (A) with respect to this Agreement, the amount and timing of (i) the payment of $25,000,000 by the Purchaser and (ii) the payment of Production Payments by the Supplier; and (B) with respect to Convertible Note, (i) the amount and timing of the payment of $195,000,000 and the additional $30,000,000 (if the delayed draw is made under the Convertible Note) by the lenders thereunder; and (ii) the applicable value in the Value Table. All calculations for the purposes of the IRR shall employ the “XIRR” function as calculated in Microsoft Excel or, if such function is no longer in usage at the time of such calculation, a substantially equivalent function. For illustrative purposes, an example of an IRR calculation is set forth on Schedule “D”.

“ITA” means the Income Tax Act (Canada), as amended.

“Joint Venture Agreement” means that certain amended and restated limited liability company agreement of Lithium Nevada Ventures dated (and as in effect) as of December 20, 2024.

“JV Investment Agreement” means that certain Investment Agreement dated as of October 15, 2024, among the Supplier, Lithium Nevada Ventures LLC and GM, as amended from time to time.

“LAC-GM JV LLCA” means that certain Amended and Restated Limited Liability Company Agreement of Lithium Nevada Ventures LLC, dated as of December 20, 2024, between LAC US Corp. and GM, as amended from time to time.

“LCE Basis” means: (i) for each one Tonne of Lithium Hydroxide Monohydrate, 1 Tonne multiplied by 0.88; and (ii) with respect to any other lithium-bearing products comprised of Minerals, such other Lithium Carbonate equivalency standards as are generally acceptable in the lithium mining or processing industry, as shall be agreed to mutually by the Supplier and the Purchaser, each acting reasonably. If the said equivalency standards are not agreed upon by the Purchaser and the Supplier within 10 Calendar Days of the matter first being considered by such Parties, there shall be an “Equivalency Impasse” and either Party shall be entitled to refer Equivalency Impasse to an IE for final binding resolution as provided in Section 1.8.

“LDA Payment Option” has the meaning set forth in Section 8.1(b).

“Liens” has the meaning set forth in the Convertible Note.

“Liquidated Damages Amount” means the greater of (i) the Early Termination Amount and (ii) the NPV of the Remaining PPA.

“Lithium Carbonate” means Li2CO3.

“Lithium Hydroxide” means LiOH.

“Lithium Nevada Ventures” has the meaning set forth in the recitals.

“Lithium Products” means, collectively, Lithium Carbonate, Lithium Hydroxide or any other lithium-bearing products comprised of Minerals.

“Lithium Products Produced” means Lithium Products, expressed in Tonnes, that have been produced from the Thacker Pass Project in each applicable period (either processed or unprocessed and whether or not such products are Sold), with all Lithium Products being calculated for the purposes of this Agreement on an LCE Basis. For clarity, reference in this definition to produced, means that the final step in the production process at the Thacker Pass Project has occurred before such Lithium Products is to be sold to a third Person (including without limitation, GM), provided that if a product is sold to a third Person before it reaches the final step of production then such product will be deemed to have been produced. For greater certainty, there shall be no double counting for the purposes of calculating Lithium Products Produced if they are treated as “Lithium Products Produced” notwithstanding that they were not then Sold and then they are subsequently Sold.

“LOM Production Threshold Factor” is equal to 1.00 if cumulative Battery Grade LCE over the life of the mine on the Thacker Pass Project that has been Sold is less than or equal to 1,500,000 Tonnes; is equal to 0.75 if cumulative Battery Grade LCE over the life of the mine on the Thacker Pass Project and has been Sold is greater than 1,500,000 Tonnes and less than 2,000,000 Tonnes, is equal to 0.50 when cumulative Battery Grade LCE over the life of the mine on the Thacker Pass Project and has been Sold is equal to or greater than 2,000,000 Tonnes.

“Major Project Document” means each of (with each of the terms below having the meaning ascribed to such term in the DOE Loan):

(a)
the EPCM Agreement;
(b)
the Bechtel Construction Contract;
(c)
the Mining Agreement;
(d)
the Offtake Agreement;
(e)
the Aquatech Purchase Agreement;
(f)
the EXP EPC Agreement;
(g)
the Affiliate Indemnification Agreement;
(h)
the MECS License Agreement;
(i)
the Malta Ready Mix Purchase Order;
(j)
each TLT Document;
(k)
each Real Property Document;
(l)
each Workforce Hub Document, from and after the date of execution thereof;
(m)
each Major Subcontract;
(n)
each Additional Major Project Document;
(o)
any other Project Document if, but only if, the Supplier and the Purchaser agree (in their sole discretion) that such document shall be treated as a “Major Project Document”; and
(p)
any credit support instrument provided in connection with any of the foregoing, irrespective of whether the Supplier or and of its Subsidiaries is a party thereto.

“Management Services Agreement” means the Management Services Agreement dated as of December 20, 2024, by and among LAC Management LLC, Lithium Nevada Ventures, the Project Company, and the Supplier, as amended from time to time.

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or could reasonably be expected to have, individually or together with all other changes, events, occurrences, conditions, circumstances, effects, facts or developments, a material and adverse effect on:

(a)
the Property (including the ability of the Operator to construct, develop and operate the Thacker Pass Project substantially in accordance with the Mine Plan in effect at the time of the occurrence of the Material Adverse Effect);
(b)
the ability of the Supplier to perform its obligations under this Agreement or the Purchaser to exercise its rights or remedies under this Agreement; or
(c)
causes any significant decrease to expected Lithium Product production based on the Mine Plan in effect immediately prior to the occurrence of the Material Adverse Effect.

“Maturity Date” has the meaning set forth in the Convertible Note.

“Maximum Amount” means the first 41,500 Tonnes of Lithium Products Produced in any given Contractual Year.

“Measurement Calendar Years” means, when considering the change in the Producer Price Index, a calculation made pursuant to the following formula: “A” compared to “B” where “A” is the Calendar Year that is two Calendar Years prior and “B” is the Calendar Year that is one Calendar Year prior. For illustrative purposes only, if the change in the Producer Price Index is to be measured on January 1, 2027, “A” is the Calendar Year 2025 and “B” is the Calendar Year 2026. When considering the change in the Producer Price Index for the 1st Contractual Year as compared to the 2nd Contractual Year, “A” shall be the Calendar Year in which the first Contractual Year falls and “B” shall be the Calendar Year that is one Calendar Year prior. For illustrative purposes only, if the first Contractual Year is the period between June 30, 2025 and December 30, 2025, “A” is the Calendar Year 2025 and “B” is the Calendar Year 2026.

“Mine Plan” means, at any given time, the then current development or mine plan for Phase One Production, as approved by the Board of Directors.

“Minerals” means any and all minerals of every nature and kind, including precious metals, base metals and other metals, Lithium Products, gems, diamonds, industrial minerals, commercially valuable rock, aggregate, clays and diatomaceous earth, coal, oil, gas and other petroleum substances and other materials, in whatever form or state, that are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced on, at or under the Property, including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of such materials, including concentrates and doré bars.

“Monthly Construction Report” means a written report in relation to a Calendar Month with respect to the Thacker Pass Project in the form attached as Schedule “H”.

“Monthly Operations Report” means a written report prepared by or on behalf of the Supplier in relation to the immediately preceding Calendar Month, in the form attached as Schedule “K”.

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (or any successor instrument, rule or policy).

“Non Accrual Period” has the meaning set forth in Section 3.3(c).

“Notice of Articles” means the Supplier’s notice of articles, as amended and restated and as in effect on the Effective Date.

“NPV of the Remaining PPA” means the net present value of the Purchaser’s rights under this Agreement based on the NPV of the Remaining PPA criteria set forth on Schedule “D”, provided that a 6% discount rate will be applied when making the calculation of the NPV of the Remaining PPA.

“O&M Budget” shall have the meaning ascribed to such term in the DOE Loan.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any Indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any Indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Operating Plan” shall have the meaning ascribed to such term in the DOE Loan.

“Operator” means the operator of the Thacker Pass Project from time to time.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice (or as contemplated by such Person’s business plan or otherwise as part of a legitimate business purpose that is not prohibited under this Agreement or such Person’s organizational documents) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement.

“Original Indebtedness” has the meaning set forth in the Convertible Note.

“Parties” means the parties to this Agreement and “Party” means either of the Parties.

“Permitted Change of Control” means is a Change of Control that is not an Exempt Change of Control and complies with the following: (i) if the Purchaser has elected the Assumption Option, the Acquiror and the Purchaser have entered into an assignment and assumption agreement, in a form acceptable to the Purchaser, whereby the Acquiror has assumed all of the Supplier’s obligations hereunder and it is confirmed that this Agreement continues in full force and effect after such Change of Control; or (ii) if the Purchaser has elected the LDA Payment Option, the Purchaser has received the Liquidated Damages Amount in full from the Purchaser prior to or concurrently upon the completion of the Change of Control.

“Permitted Company Indebtedness” means, in respect of the Supplier, any Intermediate Holding Company or Lithium Nevada Ventures, any of the following:

(i) Indebtedness of the Supplier in respect of the Convertible Note, any Additional Note and, in each case, capitalized interest in respect thereof;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 3(s) of the Transaction Agreement and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (v) hereof;

(iii) Indebtedness (A) of any Subsidiary of the Supplier to the Supplier or any other Subsidiary or (B) of the Supplier to any Subsidiary of the Supplier, solely to the extent that any such Indebtedness is expressly subordinated in right of payment to the Convertible Note pursuant to a subordination agreement in form and substance satisfactory to the Purchaser acting reasonably;

(iv) Guarantees by the Supplier of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Supplier or any other Subsidiary; provided that the Indebtedness so Guaranteed is Permitted Company Indebtedness and so long as the aggregate amount of such Guarantee does not exceed the Supplier’s allocable share of the liability, based on its direct or indirect ownership percentage of such Subsidiary at the time such Guarantee is provided, and such maximum shall be adjusted from time to time to reflect any changes in the Supplier’s ownership stake in such Subsidiary;

(v) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (i), (ii) and (viii) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (A) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness except by (x) an amount equal to unpaid accrued interest, premium and penalties thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and (y) an amount equal to any existing unutilized commitments, (B) any Liens securing such Refinance Indebtedness are not extended to any additional property of the Supplier or any Subsidiary, (C) none of the Supplier or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, and (D) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness;

(vi) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(vii) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations (including guarantees thereof), in each case provided in the ordinary course of business;

(viii) Indebtedness pursuant to p-card, corporate credit card or similar programs in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(ix) Indebtedness that is expressly subordinated in right of payment to the Convertible Note pursuant to a subordination agreement (in form and substance satisfactory to the Purchaser) with a maturity date or scheduled amortization or scheduled payments of principal or subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a Change of Control and customary acceleration rights after an event of default) on or after the date that is ninety-one (91) Calendar Days following the Maturity Date;

(x) Indebtedness in respect of leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed $15,000,000 per fiscal year;

(xi) Guarantees of Indebtedness incurred pursuant to clause (b) of the definition of the definition of Permitted Project Indebtedness so long as the aggregate amount of such Guarantee does not exceed the Supplier’s allocable share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, and such maximum shall be adjusted from time to time to reflect any changes in the Supplier’s ownership stake in the Project Company;

(xii) (A) amounts for insurance premiums, professional fees and fees related to corporate transactions and (B) other amounts due to trade creditors and accrued expenses not to exceed $15,000,000 at any time outstanding, in each case arising in the ordinary course of business and to the extent such amounts and expenses are not unpaid more than ninety days past the due date therefor or are being contested in good faith;

(xiii) Indebtedness incurred in connection with the issuance of GM Letters of Credit (as defined in the GM Investment Documents);

(xiv) other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and

(xv) any Guarantee or other credit support on commercially reasonable terms and conditions to facilitate a sale or transfer of any Specified Tax Credit; provided that the Supplier or such Subsidiary may Guarantee an indemnity for losses from the sale or transfer of Specified Tax Credits on commercially reasonable terms and conditions, but if the guarantee amount exceeds the Supplier’s share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, such excess portion must not exceed $38,000,000.

“Permitted Company Liens” means, in respect of the Supplier, any Intermediate Holding Company or Lithium Nevada Ventures, any of the following:

(a)
Encumbrances created pursuant to the Transaction Documents, the DOE Financing Documents and the GM Investment Documents;
(b)
Permitted Encumbrances;
(c)
any Lien on any property or asset of the Supplier or any Intermediate Holding Company existing on the date hereof and set forth in Schedule “M”; provided that (A) such Encumbrance shall not apply to any other property or asset of the Supplier or any Subsidiary and (B) such Encumbrance shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)
Encumbrances of a collecting bank arising in the Ordinary Course of Business under Section 4‑210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(e)
Encumbrances granted by a Subsidiary in favor of the Supplier or another Subsidiary in respect of Indebtedness owed by such Subsidiary;
(f)
Encumbrances in respect of Indebtedness incurred pursuant to clause (xiii) of the definition of Permitted Company Indebtedness; and
(g)
other Encumbrances securing obligations in an amount not to exceed $5,000,000 at any time outstanding.

“Permitted Encumbrance” means any of the following:

(a)
Encumbrances imposed by law for Taxes that are not yet delinquent and payable or are being contested in good faith;
(b)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Encumbrances imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith;
(c)
pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance, health insurance and other social security laws or regulations;
(d)
deposits to secure the performance of bids, rental deposits, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in each case in the Ordinary Course of Business;
(e)
judgment Encumbrances in respect of judgments that do not constitute an Event of Default;
(f)
customary Encumbrances of a depository bank or securities intermediary under Applicable Law or the applicable account documentation for the applicable deposit account or securities account;
(g)
any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Supplier or any Subsidiary in the Ordinary Course of Business; and
(h)
easements, zoning restrictions, rights-of-way and similar Encumbrances on real property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Supplier or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Encumbrance securing Indebtedness, except with respect to clause (e) above.

“Permitted Project Indebtedness” means, in respect of the Project Company, any of the following:

(a)
Indebtedness incurred under the DOE Financing Documents;
(b)
Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the ordinary course of business, to the extent such amounts and expenses are not unpaid more than ninety days past the due date therefor or are being contested in good faith;
(c)
Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Thacker Pass Project, the amount of which does not exceed (A) the cost of the equipment so financed or (B) an aggregate amount not to exceed $25,000,000;
(d)
Indebtedness required pursuant to Section 7.16 of the DOE Loan;
(e)
Permitted Subordinated Loans (as defined in the Convertible Note);
(f)
Indebtedness in respect of leases of office space, office equipment, motor vehicles and the other leases on Schedule 9.16(d) (Permitted Leases) to the DOE Loan as of the date hereof and any replacement thereof, with respect to which the aggregate lease payments do not exceed $75,000,000 per fiscal year;
(g)
Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;
(h)
unsecured and subordinated Indebtedness incurred after the Project Completion Date for general corporate purposes in an aggregate amount outstanding at any one time not to exceed $10,000,000;
(i)
to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;
(j)
Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(k)
contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents;
(l)
Indebtedness of the Project Company to the Supplier or any Subsidiary of the Supplier;
(m)
to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business (including guarantees thereof); and
(n)
after the Project Completion Date, Indebtedness incurred to finance Phase Two in an aggregate amount not to exceed one of the following (not both) (x) if such Indebtedness is solely funded by the DOE, $2,500,000,000 at any time outstanding, or (y) in any other case, $1,500,000,000 at any time outstanding, provided that such Indebtedness is not secured by any security interest in the collateral securing the DOE Loan.

“Permitted Project Liens” means, in respect of the Project Company, any of the following:

(a)
any Liens securing the DOE Loan and any Secured Obligations (as defined in the DOE Loan) thereunder;
(b)
Liens for any tax, assessment or other governmental charge that is (A) not yet delinquent; or (B) being diligently contested in good faith and by appropriate proceedings timely instituted, so long as (1) such proceedings shall not involve any danger of the sale, forfeiture or loss of the Thacker Pass Project and (2) a bond, adequate reserves or other security has been posted or provided in such manner and amount as to assure that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;
(c)
Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the ordinary course of business or in connection with the construction of the Thacker Pass Project, that are either not overdue for a period of more than thirty days or for amounts being diligently contested in good faith and by appropriate proceedings timely instituted so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Thacker Pass Project, and (B) a bond or other security has been posted or provided in such manner and amount as to assure that any amounts determined to be due will promptly be paid in full when such contest is determined;
(d)
Liens identified in the ALTA Survey (as defined in the DOE Loan);
(e)
zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Project Site that do not and could not reasonably be expected to materially impair the development, construction, operation, or use by (or for the benefit of) the Project Company of the Project Site;
(f)
covenants, conditions, restrictions, easements and other similar encumbrances on title, and other minor defects or irregularities of record affecting title to the Project Site, which do not and could not reasonably be expected to materially impair the development, construction, operation, access to or use by (or for the benefit of) the Project Company of the Project Site;
(g)
Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(h)
Liens securing (A) judgments for the payment of money that do not constitute an Event of Default or (B) appeals and the other surety bonds related thereto;
(i)
deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and
(j)
Liens in respect of Indebtedness described in clause (c) of the definition of Permitted Project Indebtedness;
(k)
Liens in respect of Indebtedness described in clause (d) of the definition of Permitted Project Indebtedness, to the extent related to warehouse receipts;
(l)
non-exclusive licenses of intellectual property granted in the ordinary course of business;
(m)
other Liens so long as neither (i) the aggregate outstanding amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $20,000,000 at any one time outstanding; and
(n)
Liens in respect of Indebtedness described in clause (n) of the definition of Permitted Project Indebtedness.

“Permitted Subordinated Loans” has the meaning set forth in the Convertible Note.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any government or any department or agency thereof.

“Phase One Capacity” has the meaning set forth in the definition of Commencement of Commercial Production.

“Phase One Effective Date” has the meaning ascribed to such term in the JV Investment Agreement.

“Phase One Production” has the meaning set forth in the definition of Commencement of Commercial Production.

“Phase One Total Cost” means all costs incurred or payable (whether deferred or otherwise) by or on behalf of the Supplier, the Project Company or any if its Affiliates from and after the Effective Date in respect of advancing the Thacker Pass Project towards Project Completion, including construction, development and operating costs, general and administrative costs, legal costs and other transaction costs (including fees of advisors), consulting costs and fees, insurance costs, and the payment of Taxes, together with the Sunk Cost Adjustment, and without limiting the foregoing, the Phase One Total Costs as at the end of the month preceding the Effective Date are set forth on Schedule “C” hereto (and described by line item).

“Phase One Total Cost Factor” is equal to the applicable adjustment factor set forth on the following table:

Phase One Total Cost	Adjustment Factor
< 3,686 million	1.00
$3,686 – $3,751 million	1 + ((Phase One Total Cost - 3,686) / 65) x 0.30
$3,752 – $4,216 million	1.30 + ((Phase One Total Cost - 3,751) / 465) x 0.15
> $4,216 million	1.45

“Phase Two” means the planned incremental capacity of approximately 40,000 Tonnes of Lithium Carbonate per year to be developed at the Thacker Pass Project which is in addition to the Phase One Production.

“Pro Forma Distribution Test” means, in respect of each instance of the Supplier’s direct or indirect shareholding and/or economic interest in the Project Company decreasing below 50% and every decrease thereafter (in each occurrence, such new percentage, the “Decreased Interest”), the cash distributions received by the Supplier from the Project Company over the preceding 12-month period, as adjusted to assume the Decreased Interest during such period, are greater than 150% of all amounts that were required to be paid to the Purchaser hereunder during such 12-month period.

“Producer Price Index” means the United States Producer Price Index promulgated by the American Bureau of Labor Statistics that measures the change in the price of goods sold by manufacturers.

“Production Facility” has the meaning set forth in the definition of Commencement of Commercial Production.

“Production Payments” means, collectively, the Fixed Production Payment and the Variable Production Payment.

“Production Threshold” means the Fixed Production Payment hereunder has been paid in respect of an aggregate of 747,000 Tonnes of Lithium Products Produced.

“Project Company” has the meaning set forth in the recitals.

“Project Completion” shall have the meaning ascribed to such term in the DOE Loan.

“Project Completion Date” shall have the meaning ascribed to such term in the DOE Loan.

“Project Document” means each Major Project Document and each other agreement necessary or appropriate for the Thacker Pass Project, including any contract or agreement relating to the ownership, development, construction, testing, operation, maintenance, repair or use of the Thacker Pass Project entered into by the Supplier or any of its Subsidiaries with any other Person, including any credit support instrument in respect of any other Project Document irrespective of whether the Supplier or its

Subsidiaries is a party thereto, but excluding (a) any Transaction Document or DOE Financing Document, (b)(i) any mandate letter with the Purchaser and any similar agreement with any third-party advisor of the Supplier and (ii) any fee letter or professional services agreement, consulting agreement or advisory agreement in respect of any professional services and any similar agreement with any third-party advisor of the Supplier (in each case, so long as, at any time of determination, any amounts payable by such Person under or in connection with such contract or agreement (A) have been or are reasonably expected to be incurred in the Ordinary Course of Business and (B) are contemplated by the then-current relevant Construction Budget or O&M Budget, as applicable), and (c) any other agreement or document executed by the Supplier in connection with any other Indebtedness that constitutes Permitted Company Indebtedness or Permitted Project Indebtedness.

“Project Mining Claims” means each unpatented mining claim set forth on Schedule “A”, including, for avoidance of doubt, all unpatented mining claims on the Project Site, all unpatented mining claims located in whole or in part within a two mile radius from the Project Site (in each case, whether such unpatented mining claims exist on the Effective Date or arise after the Effective Date), together with any amendments, relocations, substitutions or conversions of any of the foregoing, subject in all cases to the paramount title of the United States of America. If the Project Company or any Affiliate or successor or assignee of the Project Company surrenders, allows to lapse or otherwise relinquishes or terminates its interest in any of the Project Mining Claims, and reacquires a direct or indirect interest in any Minerals covered by the former Project Mining Claims, then from and after the date of such reacquisition, such reacquired properties shall be included in the Project Mining Claims.

“Project Site” means the real property and Project Mining Claims on which the Thacker Pass Project is or is intended to be situated.

“Property” means all right, title and interest of the Project Company or its Affiliates in and to the Project Mining Claims and any mining claim, license, lease, concession, permit, patent or other tenure (including fee surface and mineral interests) within the exterior boundaries of the Project Mining Claims.

“Prudent Industry Practice” means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the lithium mining and processing industries as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of the Thacker Pass Project.

“Purchase Money Obligations” means the outstanding balance of the purchase price of real and/or personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or Indebtedness to non-vendor third parties incurred to finance the acquisition of such new and not replacement real and/or personal property, or any refinancing of such Indebtedness or outstanding balance.

“Purchaser Response” has the meaning set forth in Section 8.1(b).

“Quarterly Construction Report” means a written report in relation to a fiscal quarter with respect to the Thacker Pass Project in the form attached as Schedule “I”.

“Quarterly Operations Report” means a written report prepared by or on behalf of the Supplier in relation to the immediately preceding fiscal quarter, in the form attached as Schedule “L”.

“Quarterly Reference Payment” means, for each Calendar Quarter of a Calendar Year, the product of the Variable Production Payment Percentage and the Gross Revenue in respect of Lithium Products Produced in the applicable Calendar Quarter.

“Reference Lithium Price” means, for a period of time, in respect of the first 41,500 Tonnes of Lithium Products Produced in the period, the amount calculated below as the Reference Lithium Price based on the applicable Average Lithium Price for such period:

Average Lithium Price	Reference Lithium Price
less than or equal to $25,000 per Tonne	Average Lithium Price
greater than $25,000 per Tonne and less than or equal to $35,000	$25,000 + 50% of Average Lithium Price that exceeds $25,000
greater than $35,000	$30,000 + 10% of the Average Lithium Price that exceeds $35,000

“Refinance Indebtedness” has the meaning set forth in the Convertible Note.

“Representatives” means partners, limited partners, members, Affiliates, representatives, agents, directors, officers, employees, advisors and consultants of a Party.

“Required Project Approvals” shall have the meaning ascribed to such term in the Transaction Agreement.

“Restricted Payment Limitations” means those limitations set forth in Section 9.4 of the DOE Loan (as such section exists as at the Effective Date).

“Sanctioned Entity” means: (i) a country or a government of a country, (ii) an agency of the government of a country or (iii) an organization directly or indirectly controlled by a country or its government in each case, that is on the list published and maintained by the United Nations Security Council, OFAC, Global Affairs Canada, or Public Safety Canada, or the analogous organization of any other applicable country (including as may be applicable to the Supplier, its Subsidiaries or the Thacker Pass Project) as being a “sanctioned country”.

“Sanctioned Person” means: (i) any Person listed in any Sanctions-related list of designated Persons published and maintained by Global Affairs Canada or Public Safety Canada, (ii) any Person named on the list of Specially Designated Nationals published and maintained by OFAC, or (iii) a Person named on the Consolidated List of individuals published and maintained by the United Nations Security Council.

“Sanctions” means any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by (a) the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce, (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities or foreign countries or regimes and (c) the Canadian government including Global Affairs Canada, the Royal Canadian Mounted Police, and the Canada Border Services Agency.

“SEC” means the United States Securities and Exchange Commission.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval + operated by the Canadian Securities Administrators.

“Selected Covenant Release Date” means the date that is the third annual anniversary of the date of Project Completion (as such date exists as at the Effective Date).

“Specified Tax Credit” means the advanced manufacturing production tax credit, as defined in Section 45X of the Code and the Treasury Regulations promulgated thereunder, or any successor to or replacement of such credit.

“Sold” means that there has been a Transfer of title to product containing Minerals to a third Person (including without limitation GM) for good and valuable consideration pursuant to an offtake agreement referred to under Section 4.4(a).

“Subsidiary” means, with respect to any Person, any other Person which is controlled directly or indirectly by that Person.

“Sunk Cost Adjustment” means $401.8 million.

“Supplier Entities” means collectively, the Supplier, Lithium Nevada Ventures and the Project Company.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, similar fees or other similar charges imposed by any Governmental Body, including interest, additions to tax or penalties applicable thereto.

“Term” means the period commencing on the Effective Date and continuing in perpetuity, subject to termination of this Agreement as provided herein.

“Thacker Pass Project” means the Thacker Pass lithium project located in the State of Nevada including the Property, the mining, development, production, processing, recovery, sale, transportation, storage and delivery operations and related assets and rights and other assets or rights located on or at or used in connection with the Property or to mine Minerals.

“Tonnes” means in metric, 1000 kilograms or 2204.6 pounds.

“Transaction Agreement” means the transaction agreement, dated the Effective Date, between the Supplier and the Purchaser in respect of the implementation of the transactions contemplated under this Agreement and the Convertible Note.

“Transaction Documents” shall have the meaning ascribed to such term in the Transaction Agreement.

“Transfer”, when used as a verb, means to sell, transfer, assign, convey or otherwise dispose of or commit do any of the foregoing. When used as a noun, “Transfer” means a sale, transfer, assignment, conveyance or other disposal or the commitment to do any of the foregoing.

“U.K. Bribery Act” means the Bribery Act 2010 (c. 23) promulgated by the Parliament of the United Kingdom.

“U.S. Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq.

“Value Table” means the table set forth in Schedule “H”.

“Variable Production Payment” means, for each Calendar Quarter of a Contractual Year, the product of the Variable Production Payment Percentage and the Gross Revenue in the applicable Calendar Quarter, plus, in respect of the fourth Calendar Quarter, the Earned Variable Adjustment for such Contractual Year (provided that in no case shall the Earned Variable Adjustment result in the applicable Variable Production Payment being less than zero).

“Variable Production Payment Date” has the meaning set forth in Section 3.2(b).

“Variable Production Payment Percentage” means for a given Calendar Quarter, the product of the Base Variable Payment Percentage as at the end of such Calendar Quarter, the Delayed Draw Convertible Debt Factor as at the end of such Calendar Quarter, the Phase One Total Cost Factor as at the end of such Calendar Quarter and the LOM Production Threshold Factor as at the end of such Calendar Quarter.

1.2
Certain Rules of Interpretation

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)
references to a “clause”, “Section” or “Schedule” followed by a number or letter refer to the specified clause or Section of or Schedule to this Agreement;
(c)
references to a Party in this Agreement mean the Party or its successors or permitted assigns;

(d)
the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(e)
words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;
(f)
the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;
(g)
a date on which an event occurs will be deemed to be the date in Vancouver, British Columbia, when the event occurred, and a period of Calendar Days will be deemed to begin on the first day after the event which began the period and to end at 11:59 p.m. in Vancouver, British Columbia on the last day of the period, provided that, if the last day of the period does not fall on a Business Day, the period will terminate at 11:59 p.m. in Vancouver, British Columbia on the next Business Day;
(h)
whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day;
(i)
references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto (other than where expressly noted otherwise herein), but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;
(j)
unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under generally accepted accounting principles applicable to such entity at the relevant time, in effect from time to time (which may be International Financial Reporting Standards), consistently applied, and all determinations of an accounting nature required to be made shall be made in a manner consistent with such applicable generally accepted accounting principles;
(k)
references to a Person in this Agreement refer to such Person and their legal successors, assigns, heirs, executors, administrators, estate, trustees and personal or legal representatives;
(l)
this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Parties acknowledge that they have each participated in drafting the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement; and
(m)
references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to.

1.3
Currency and Manner of Payment

All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars. All payments made by the Parties to each other under this Agreement shall be made in such currency in immediately available funds by means of electronic transfer to the account designated by the recipient Party in writing from time to time, without deduction or set-off (unless provided otherwise in this Agreement).

1.4
Time of Essence

Time shall be of the essence of this Agreement.

1.5
Contractual Rights

The rights of the Purchaser set forth in this Agreement are contractual in nature only and do not convey to the Purchaser any ownership interest in the Property or the Thacker Pass Project.

1.6
Business Opportunities

The Parties shall have the free and unrestricted right to independently engage in, and receive the full benefits of, any and all business ventures of any sort whatever without consulting the other Party or inviting or allowing the other Party to participate therein. Neither of the Parties shall be under any fiduciary or other duty to the other Party which will prevent it from engaging in or enjoying the benefits of, any competing venture or ventures. The legal doctrines of “corporate opportunity” or “business opportunity” as developed or applied by any federal or state court or authority in the United States of America and sometimes applied to Persons or legal entities occupying a joint venture or other fiduciary status shall not be applied to any other activity, venture, or operation of either Party, whether such opportunity is derived from or based on information received or activities conducted under this Agreement or otherwise.

1.7
No Joint Venture

Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other or to constitute either Party the agent or legal representative of the other or to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party.

1.8
Independent Expert

Where this Agreement calls for the referral to an IE of an Equivalency Impasse, the following shall apply:

(a)
the IE will be instructed to resolve the Equivalency Impasse within the shortest time reasonably practicable and must agree to comply with the terms set out in this Section 1.8.

(b)
the IE:

(i) shall be instructed to make its determinations in accordance with objective methods commonly utilized in the international lithium mining and processing industry and standards generally accepted by mining professionals in the international lithium mining and processing industry (the selection of applicable standards and guidelines being a matter to be determined by the IE in its sole discretion) on the basis that best reflects the objectives of the Parties under this Agreement;

(ii) shall consider any submissions which may be made to it by either Party, all of which shall be delivered contemporaneously to each other Party;

(iii) may, in its sole discretion, obtain the advice of any other independent expert or other Persons in relation to matters outside of the ordinary expertise of the IE; and

(iv) shall, within 30 Calendar Days after being appointed under this Agreement in respect of an Equivalency Impasse, give written notice of his or her binding determination with respect to the Equivalency Impasse to the Parties.

(c)
any process or determination by the IE will be made as an expert and not as an arbitrator and the determination of the IE with respect to an Equivalency Impasse will be final and binding on the Parties without appeal so far as Applicable Law allows except in the case of manifest error or where either Party has not been provided with a fair opportunity to make submissions in relation to the Equivalency Impasse before the IE; and
(d)
each Party shall bear an equal portion of the IE’s fees and expenses with respect to its engagement with respect to an Equivalency Impasse.

ARTICLE 2
term

2.1.
Commencement

This Agreement, the Fixed Term and the Term shall commence on the Effective Date.

2.2.
Commencement of Term

The obligations under this Agreement shall commence as at the start of the Term and shall continue throughout the Term of this Agreement but solely as provided in this Agreement.

ARTICLE 3

PRODUCTION PAYMENTs

3.1.
Fixed Payment Obligations
(a)
On and subject to the terms and conditions of this Agreement and in each Contractual Year until the end of the Fixed Term, the Supplier hereby agrees to pay to the Purchaser the Fixed Production Payment in respect of all Lithium Products Produced by or on behalf of the Project Company (or its Affiliates) during the Fixed Term but only up to the Maximum Amount. For clarity, no Fixed Production Payments shall be paid: (i) on account of any further processing of Lithium Carbonate, including without limitation, into Lithium Hydroxide (provided it will be paid in respect of the initial production of the applicable Lithium Products); or (ii) on Lithium Products in excess of the Maximum Amount for a Contractual Year.
(b)
Subject to Section 3.3, the Supplier shall pay the Fixed Production Payment referenced in Section 3.1(a) to the Purchaser in respect of the Lithium Products Produced during a Calendar Quarter, subject to the Maximum Amount. Such payment shall be due within 20 Calendar Days of the end of the Calendar Quarter for all Lithium Products Produced during such Calendar Quarter (the “Fixed Production Payment Date”) and shall be made by wire transfer in immediately available funds to an account nominated by the Purchaser from time to time, subject to the provisions of Section 12.2.
(c)
Each payment of the Fixed Production Payment shall be accompanied by a statement from the Supplier to the Purchaser setting forth:
(i)
the amount and grade of Lithium Products Produced, with a breakdown by each different Lithium Product;
(ii)
the amount and grade of Lithium Products stockpiled;
(iii)
the number of Tonnes remaining until the Maximum Amount is satisfied;
(iv)
the calculation of the Delayed Draw Convertible Debt Factor;
(v)
the calculation of the Phase One Total Cost Factor;
(vi)
the calculation of the LOM Production Threshold Factor; and
(vii)
such other information as may be reasonably requested by the Purchaser to verify the foregoing items.
3.2.
Variable Payment Obligations
(a)
On and subject to the terms and conditions of this Agreement, from and after the Effective Date and in each Contractual Year, for an amount that is up to and including the Maximum Amount, the Supplier hereby agrees to pay to the Purchaser the Variable Production Payment.

(b)
Subject to Section 3.3, the Supplier shall pay the Variable Production Payment referenced in Section 3.2(a) to the Purchaser within 20 Calendar Days after the end of each Calendar Quarter (the “Variable Production Payment Date”) and shall be made by wire transfer in immediately available funds to an account nominated by the Purchaser from time to time, subject to the provisions of Section 12.2.
(c)
Each payment of the Variable Production Payment shall be accompanied by a statement from the Supplier to the Purchaser setting forth the following:
(i)
the total Gross Revenue received for the applicable Calendar Quarter;
(ii)
the total Gross Revenue received in respect of Lithium Products for the applicable Calendar Quarter, with a breakdown for each different Lithium Product;
(iii)
the total Gross Revenue attributable to sales to GM (or any of its Affiliates), the aggregate Tonnes of products bearing Minerals sold to GM (or any of its Affiliates) and the unit prices associated with such sales;
(iv)
the number of Tonnes remaining until the Maximum Amount is satisfied;
(v)
copies of the relevant offtaker settlement sheets or other purchase and sale documents available at such time and other relevant invoices and receipts available at such time;
(vi)
a summary of the quantity and pricing of the sales in respect of the applicable Gross Revenue;
(vii)
the calculation of the Delayed Draw Convertible Debt Factor;
(viii)
the calculation of the Phase One Total Cost Factor;
(ix)
the calculation of the LOM Production Threshold Factor;
(x)
for the fourth Calendar Quarter, the calculation of the Earned Variable Adjustment;
(xi)
details of the Average Lithium Price; and
(xii)
such other information as may be reasonably requested by the Purchaser to verify the foregoing items.

3.3.
Additional Production Payment Terms

The following provisions apply to all Production Payments:

(a)
If and for so long as the Project Company is subject to the Restricted Payment Limitations and in such case, the Supplier does not otherwise have sufficient cash on hand from other sources (or readily available to it), the Supplier shall not be obligated to pay the Purchaser any Production Payments in whole or in part arising under this Agreement (any such payment, a “Deferred Production Payment”) until such Deferred Production Payment becomes payable pursuant to Section 3.3(b). Each Deferred Production Payment shall bear interest at a rate per annum equal to the Default Rate until paid by the Supplier.
(b)
Each applicable Deferred Production Payment together with accrued interest at the Default Rate shall be paid within 15 Calendar Days after the date on which the Restricted Payment Limitations cease to apply to the Project Company.
(c)
Notwithstanding the provisions of Section 3.3(a) and Section 3.3(b), interest at the Default Rate shall not accrue on any Deferred Production Payments until the First Possible Restricted Payment Date (the “Non Accrual Period”). At the expiration of the Non Accrual Period, interest at the Default Rate shall start to accrue from day to day thereafter, both before and after default, demand, maturity and judgment, on each Deferred Production Payment commencing on and as of the First Possible Restricted Payment Date.
(d)
The Purchaser shall not be responsible for any refining, treatment, conversion or other charges, penalties, insurance, deductions, transportation, settlement, financing, price participation charges or other charges, penalties, deductions, set-offs, Taxes (other than any Excluded Taxes imposed on the Purchaser as a result of the Production Payments) or expenses pertaining to and/or in respect of the production of any products processed from Minerals, all of which shall be for the sole account of the Project Company.
(e)
The Supplier covenants and agrees to and in favour of Purchaser that during the Term, the Supplier shall not declare or pay any dividends or distributions to the Supplier’s equity holders during any period while there exists any unpaid Deferred Production Payments together with interest thereon at the Default Rate.
(f)
Any and all payments made pursuant to this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Supplier) requires the deduction or withholding of any Tax from any such payment by the Supplier to the Purchaser, then the Supplier shall be entitled to make such deduction and withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 3.3) the Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, the Supplier agrees to pay to the relevant Governmental Body in accordance with Applicable Law any present or future stamp or documentary Taxes charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, this Agreement. The Supplier shall deliver to the Purchaser official receipts, if any, in respect of any Taxes payable hereunder promptly after payment of such Taxes or other evidence of payment reasonably acceptable to the Purchaser. The Supplier shall indemnify the Purchaser, within 10 Calendar Days after written demand therefor, for the full amount of any Indemnified Taxes, plus any related interest or penalties, that are paid or payable by the Purchaser to the relevant Governmental Body.
(g)
If the Purchaser (including all direct or indirect equity holders of the Purchaser) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, the Purchaser shall deliver to the Supplier, at the time or times reasonably requested by the Supplier, such properly completed and executed documentation reasonably requested by the Supplier as will permit such payments to be made without withholding or at a reduced rate of withholding (including Canada Revenue Agency NR301, NR302 or NR303 forms and worksheets as required from time to time). In addition, the Purchaser, if reasonably requested by the Supplier, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Supplier as will enable the Supplier to determine whether or not the Purchaser (including all direct and indirect equity holders of the Purchaser) is subject to backup withholding or information reporting requirements or eligible from any other exemption from or reduction of withholding Tax. The Purchaser agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Supplier in writing of its legal inability to do so. In addition, the Purchaser will provide the Supplier a United States Internal Revenue Service Form W-9 or applicable Form W-8 establishing exemption from backup withholding for U.S. federal income tax purposes.
(h)
If the Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which the Supplier has paid additional amounts pursuant to this Section 3.3, it shall pay over such refund to the Supplier (but only to the extent of additional amounts paid by the Supplier under this Section 3.3 with respect to the Taxes giving rise to such refund), net of reasonable out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided, that the Supplier, upon the request of the Purchaser, agrees to repay the amount paid over to the Supplier (plus any penalties, interest, other charges or additional amounts imposed by the relevant Governmental Body) to the Purchaser in the event the Purchaser is required to repay such refund to such Governmental Body.
(i)
The Purchaser represents and warrants to and in favour of the Supplier that it is a non-resident of Canada for purposes of the ITA and the ETA and is not registered under Part IX of the ETA.

article 4

PERFORMANCE OF MINING OPERATIONS

4.1.
Negative Covenants

The Supplier shall not, and the Supplier shall not permit any of the Intermediate Holding Companies, Lithium Nevada Ventures or the Project Company to, as applicable, to, without the prior written consent of the Purchaser, directly or indirectly:

(a)
engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Thacker Pass Project (including, for the avoidance of doubt, Phase Two thereof) and activities directly redirected thereto in accordance with and as contemplated by the Transaction Documents, the DOE Financing Documents and the GM Investment Documents;
(b)
fail to maintain its existence and its right to carry on its business;
(c)
directly or indirectly incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Company Indebtedness or Permitted Project Indebtedness;
(d)
create, assume or otherwise permit to exist any Encumbrance upon any of its property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Company Liens or Permitted Project Liens;
(e)
sell, lease or otherwise transfer any property or assets to or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions that are at prices and on terms and conditions not less favorable to the Supplier or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, which, for the avoidance of doubt shall include any transaction between the Supplier and its Subsidiaries which is in compliance with relevant transfer pricing regulations and in respect of the Management Services Agreement; (b) transactions between or among any Subsidiary and any other Subsidiary, to the extent not involving any other Affiliate; (c) any investment permitted by clause (vi), (vii), (viii), (ix), (x), (xi), (xv), (xvii) or (xix) of the definition of Permitted Company Investment under the Convertible Note, (d) any Indebtedness permitted under clause (iii) or (xv) of the definition of Permitted Company Indebtedness under the Convertible Note, (e) any Restricted Payment permitted by Section 13(e) under the Convertible Note, (f) loans or advances to employees which constitute Permitted Company Investments under the Convertible Note, (g) the payment of reasonable fees to directors of the Supplier or any Subsidiary who are not employees of the Supplier or such Subsidiary, and severance, compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Supplier or their Subsidiaries in the ordinary course of business, (h) Permitted Intercompany Activities under the Convertible Note, (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Board of Directors and (j) any sale or transfer of any tax credits; provided that the Supplier or such Subsidiary may Guarantee an indemnity for losses from the sale or transfer of Specified Tax Credits on commercially reasonable terms and conditions, but if the guarantee amount exceeds the Supplier’s share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, such excess portion must not exceed $38,000,000;
(f)
amend, modify or waive any of its rights under its Notice of Articles or Articles or other organizational or governing documents, to the extent any such amendment, modification or waiver would be adverse to the Purchaser;
(g)
agree or consent to any amendments, modifications or replacements to the DOE Financing Documents or the GM Investment Documents in a manner that is materially adverse to the Purchaser; or
(h)
make any material changes, amendments, modifications or replacements to the Mine Plan or Construction Budget unless: (i) during the term of the DOE Loan and provided independent third Persons are actively engaged under the DOE Loan, the Mine Plan receives the approval of the applicable independent third Persons that are required to approve changes to the Mine Plan under the DOE Loan, and (ii) after the term of the DOE Loan or if the DOE Loan is otherwise terminated or if no independent third Persons are actively engaged under the DOE Loan, an independent third party consultant acceptable to the Purchaser confirms in writing to the Supplier that such proposed changes will not result in the Supplier and its Subsidiaries having insufficient funds to complete the Thacker Pass Project in accordance with the revised Mine Plan.

The covenants set forth in Sections 4.1(a), (c) and (d) shall be released and no longer applicable from and after the Selected Covenant Release Date.

4.2.
Affirmative Covenants.

The Supplier shall, and the Supplier shall cause the Intermediate Holding Companies, Lithium Nevada Ventures and the Project Company to, as applicable, unless otherwise agreed to by the Purchaser, directly and indirectly:

(a)
Preserve and maintain its legal existence and all of its licenses, rights, privileges and franchises, in each case, that are material to the conduct of its business and the Thacker Pass Project.
(b)
Comply with Applicable Laws applicable to it or its property and perform in all material respects its obligations under Major Project Documents, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(c)
The proceeds of this Agreement will be used only to fund, directly or indirectly, the Supplier’s proportionate share of the development, construction and working capital costs of the Thacker Pass Project and general corporate and administrative needs and expenses of the Supplier and its Subsidiaries in connection therewith, and not in contravention of any Applicable Laws, this Agreement or Governmental Approvals.

(d)
Promptly, but in any event within five (5) Business Days of the Supplier or obtaining knowledge thereof, notify the Purchaser in writing whenever an Event of Default (an “Event of Default Notice”) occurred, which notice under this Section 4.2(d) shall be accompanied by a statement of a financial officer or other executive officer of the Supplier setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(e)
Promptly notify the Purchaser of the occurrence of any material default by any party under or termination or threatened termination of any Major Project Document, of which it becomes aware or the loss of or material non-compliance with the terms of, or any threat (whether or not in writing) by a Governmental Body to revoke or suspend, any Required Project Approvals or any non-compliance by the Supplier, any of the Intermediate Holding Companies, Lithium Nevada Ventures or the Project Company with the HSEC Policy (as defined in the Convertible Note) in any material respect, or by the Supplier, any of the Intermediate Holding Companies, Lithium Nevada Ventures or the Project Company with the Anti-Corruption Policy in any material respect.
(f)
Promptly following any reasonable request therefor by the Purchaser, provide to the Purchaser (i) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of the Supplier or any Intermediate Holding Company, or compliance with the terms of this Agreement, as the Purchaser may reasonably request, and (ii) information and documentation reasonably requested by the Purchaser for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
(g)
Obtain, maintain and comply with (or cause to be obtained, maintained and complied with) insurance policies on the Property in amounts and against losses or damages, including property damage and public liability, on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in the relevant jurisdictions.
(h)
Comply with all applicable requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and all Sanctions, and maintain proper operating and credit policies and procedures (including, “know your customer” and anti money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.
(i)
In the case of the Supplier, at all times comply with the Anti-Corruption Policy, and shall immediately notify the Purchaser upon becoming aware of any breach or suspected breach of the Anti-Corruption Policy. The Supplier shall not, without the prior written consent of the Purchaser, acting reasonably, amend, terminate, replace or otherwise vary the Anti-Corruption Policy.

(j)
File all material Tax returns required by Applicable Law to be filed by the Supplier (subject to applicable extensions) and pay or cause to be paid on or before the date payment is due (i) all income taxes that are shown to have become due pursuant to such tax returns; and (ii) all other material taxes and assessments required to be paid by it (other than those taxes and assessments it contests in good faith by appropriate legal proceedings).
(k)
Ensure that Project Company remains a bankruptcy-remote, single-purpose entity at all times and shall do all things necessary to maintain its corporate existence separate and apart from the Supplier or any of its Subsidiaries.
(l)
The Supplier shall cause the Project Company to comply with the following:
(i)
Keep (or cause to be kept) all its properties in good working order and condition to the extent necessary subject to reasonable wear and tear to ensure that its business can be conducted properly and continuously and in material compliance with all Applicable Laws, Required Project Approvals and its Notice of Articles or Articles or other organizational documents at all times;
(ii)
Maintain the Project Mining Claims in good standing in material compliance with all Applicable Laws, including payment of all fees and assessments corresponding to the Project Mining Claims and make all filings or recordings required under Applicable Laws. The Project Company shall also keep in good order the data related to the Project Mining Claims. Such data shall include surveys, maps, plans, specifications, drill core samples, assays, books, records, studies, assessments, models, interpretations and copies of drill logs, reports or other information of any kind and in any format (including in electronic format) relating to the Project Mining Claims;
(iii)
Preserve and maintain good and marketable title to or leasehold interest in or unpatented mining claim rights and such water rights and other rights to use the Project Site as are necessary to construct, operate and maintain the Thacker Pass Project in accordance with the requirements of the DOE Financing Documents, the Major Project Documents and the Integrated Project Schedule, and shall, at its own expense, take all actions to ensure that it has sufficient title and rights to the Project Site as are necessary for the development, construction, operation and maintenance of the Thacker Pass Project as contemplated by such Transaction Documents;
(iv)
Warrant and defend the right, title and interest of the Supplier, the Project Company and their Subsidiaries in and to any of the Property, and every part thereof, against the claims of any Person, subject only to Permitted Encumbrances; and
(v)
Maintain the Property in good standing, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all concession, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Property in compliance, in all material respects, with Applicable Law.
(vi)
Notwithstanding the foregoing provisions of Section 4.2(x), the Operator, in its sole discretion, shall have the right to cause the Project Company to abandon, relinquish, surrender or terminate any non material part or parts of the Thacker Pass Project if it shall determine that it is not economically feasible to maintain operations thereon, provided that it first offers such part or parts of the Thacker Pass Project to the Purchaser for acquisition for consideration of $1.00 on an “as is where is” basis. The Purchaser shall have 30 Calendar Days to consider whether it opts to acquire the applicable part or parts of the Thacker Pass Project and if it opts to do so, it will provide notice thereof to the Operator within such 30 Calendar Day timeframe and the sale to the Purchaser will then be consummated promptly thereafter.
(m)
The Supplier shall cause the Project Company to comply with the following:
(i)
Comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities (including the Thacker Pass Project), subject to clause (ii) below, in all material respects in compliance with all Environmental Laws, all Required Project Approvals and all other Applicable Laws;
(ii)
Procure all Required Project Approvals at or prior to such time as they are required or necessary and maintain such Required Project Approvals;
(iii)
Cause the Thacker Pass Project, or such portions of the Thacker Pass Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect;
(iv)
Conduct the operations of the Thacker Pass Project in accordance, in all material respects, with the DOE Financing Documents (including in accordance with the Operating Plan, the Mine Plan and the O&M Budget as specified therein), the Major Project Documents, Applicable Law, any applicable Required Project Approvals and Prudent Industry Practice; and
(v)
Own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Thacker Pass Project in all material respects in accordance with the DOE Financing Documents (including in accordance with the Operating Plan, Mine Plan and O&M Budget as specified therein), the Major Project Documents, Applicable Law, any other applicable Required Project Approvals and Prudent Industry Practice.

The covenants set forth in Sections 4.2 (c) and (k) shall be released and no longer applicable from and after the Selected Covenant Release Date.

4.3.
Operational Decisions
(a)
All decisions concerning methods, the extent, times, procedures and techniques of any exploration, construction, development and mining operations related to the Property and the Thacker Pass Project shall be made by the Operator in its sole and absolute discretion. For greater certainty, the Operator shall have the right at any time to:
(i)
curtail, suspend or terminate the mining, production, extraction, recovery or processing of Minerals if, in its sole discretion, it deems it advisable to do so, in accordance with good industry practice; and
(ii)
relinquish, surrender or terminate all or any part of any of the mining rights or concessions constituting the Property if the Operator determines that the cost of maintaining such mining rights or concessions is not commercially justified, in accordance with good industry practice.
(b)
Notwithstanding the foregoing Section 4.3(a), the Supplier and the Project Company shall operate the Thacker Pass Project on a commercial basis as though they had an economic interest in the sale of Minerals without regard to the payment obligations with respect to the Production Payments.
4.4.
Project Agreements
(a)
The Supplier shall cause the Operator on behalf of the Project Company to cause all offtake agreements or other offtake or sale arrangements relating to the sale of products containing Minerals to provide for third party market terms as relate to discounts; provisional and final payment provisions and settlement mechanics; dispute resolution; and reporting protocols. In addition, with respect to sales of products containing Minerals to Affiliates of the Supplier or the Project Company or otherwise to non-arm’s length parties of the Supplier or the Project Company, all such sales shall be made pursuant to offtake agreements or arrangements that provide for third party market terms as relate to pricing and discounts, payment terms, settlement timing and mechanics, dispute resolution, reporting protocols and any other provision that would have an economic impact on the applicable offtake agreement/arrangement or the terms of this Agreement. When determining compliance with this Section 4.4(a), reference shall be made to commonly utilized international lithium mining and processing industry and standards that are generally accepted in the international lithium mining and processing industry. In addition, in all cases, such offtake agreements or arrangements shall require the offtaker or purchaser to pay only cash consideration for the products purchased by it. All sales of products containing Minerals must be completed pursuant to an agreement or arrangement that complies with the foregoing sentences.

(b)
The Purchaser acknowledges and agrees that the GM Offtake Agreements, as they exist as at the Effective Date, are in compliance with Section 4.4(a). For the purposes of calculating Gross Revenue under this Agreement, if any sales of products containing Minerals are at prices less than the applicable prices in the GM Offtake Agreements, as they exist as at the Effective Date (the “Applicable Prices”), then; (i) for non Lithium Products the sales shall be deemed to have been at market prices; (ii) for Lithium Products during the term of the GM Offtake Agreements, the sales will be deemed to have been at the Applicable Prices; and (iii) for Lithium Products following the expiry of the term of the GM Offtake Agreements, the sales will be deemed to have been at market prices.
(c)
The Supplier shall provide the Purchaser with a final signed copy of each offtake or sales agreement within 10 days after the execution thereof.
(d)
The Supplier shall cause the Operator on behalf of the Project Company to take commercially reasonable steps to enforce the rights and remedies of the Project Company under each offtake or sales agreement with respect to any breaches of the terms thereof.
(e)
The Supplier shall cause the Project Company to ensure that all terms and conditions relating to agreements or arrangements appointing an Operator at the Thacker Pass Project are on commercially reasonable arm’s length terms and conditions. The Purchaser acknowledges and agrees that the Management Services Agreement, as it exists as at the Effective Date, is in compliance with the foregoing.

ARTICLE 5

REPORTING; BOOKS AND RECORDS; site visits

5.1
Production Start Dates

Following the Effective Date and until the Commencement of Commercial Production, the Supplier shall provide regular updates to the Purchaser of the anticipated date for the Commencement of Commercial Production. The Purchaser will provide the Supplier with written notice on the same day as the occurrence of each of: (i) First Production and (ii) the Commencement of Commercial Production.

5.2
Reports/Financial Statements

The Supplier shall, and the Supplier shall cause the Intermediate Holding Companies, Lithium Nevada Ventures and the Project Company to, as applicable, unless otherwise agreed to by the Purchaser, directly and indirectly:

(a)
To the extent provided to the DOE (or a replacement lender if the DOE Loan is replaced or otherwise refinanced), promptly notify the Purchaser, including in the notification the intended action to be taken by them, upon:
(i)
any material claim, complaint, notice or order under any Environmental Laws affecting any of the Supplier, the Intermediate Holdings Companies, Lithium Nevada Ventures or the Project Company or the Thacker Pass Project;
(ii)
any written formal or informal material environmental notices, orders, decisions, directives or determinations submitted by any Governmental Body to the Supplier or the Project Company, including any violations of Environmental Law identified in writing by such Governmental Body together with a report setting out remedial action or proposed remedial action taken with respect thereto;
(iii)
any accident or event related to the Thacker Pass Project having a material and adverse impact on the environment or on human health (including any such accident or event resulting in a serious injury or the loss of life), any discovery of the presence of Hazardous Substances at the Project Site, or release or threatened release under, at or through the Project Site required to be reported to any federal, state or local Governmental Body under any applicable Environmental Law;
(iv)
the occurrence of any change in business activity conducted by it which involves the storage, use or handling of Hazardous Substances or wastes or increases its environmental liability in any material manner; and
(v)
any proposed change in the use or occupation of the Property which may have a material impact on any of the Supplier, 1339480 B.C. Ltd., the Project Company and Lithium Nevada Ventures or the ability of any of them to develop and operate the Thacker Pass Project.
(b)
Promptly notify the Purchaser of (i) any new Major Project Documents or any amendment or revision to any existing Major Project Document, and (ii) any new Required Project Approvals or any amendment, revision, reissuance or replacement of any existing Required Project Approval, and in the case of both clauses (i) and (ii) above, forthwith provide a true and complete copy of the same to the Purchaser in accordance with Section 4.2(l).
(c)
Promptly notify the Purchaser of any material updates to, and deliver to the Purchaser revised versions of, the Construction Budget, the Integrated Project Schedule, the Mine Plan, and the Operating Plan and the O&M Budget as specified therein.

(d)
To the extent not publicly available, reasonably promptly following a request thereof from the Purchaser, the Supplier shall cause the Project Company to provide any financial information, financial statements, budgets, forecasts, projections, lists of property and accounts and other statements as the Purchaser may reasonably request from time to time.
(e)
Provide the Purchaser with copies of any notices or other information and documentation delivered to the DOE pursuant to Sections 8.03 and 8.04 of the DOE Loan (or the similar sections in respect of a replacement lender if the DOE Loan is replaced or otherwise refinanced).
(f)
Promptly provide any material reports, certificates, documents and notices relating to the Thacker Pass Project which are delivered to the Supplier or any its of Subsidiaries by or on behalf of any third-party consultant or contractor, to the extent provided to the DOE (or a replacement lender if the DOE Loan is replaced or otherwise refinanced).
(g)
To the extent not otherwise provided pursuant to Section 4.2(f), promptly deliver or furnish, or cause to be delivered or furnished, to the Purchaser a copy of:
(i)
any new Major Project Document or any amendment or revision to any existing Major Project Document;
(ii)
any new Required Project Approval or any amendment, revision, reissuance or replacement of any existing Required Project Approval; and
(iii)
any new technical reports or updated mineral reserve and mineral resource estimates produced that pertain to the Property, or any material engineering or technical studies relating to the Thacker Pass Project.
(h)
Within ten (10) Business Days of the after the end of each Calendar Month, the Supplier shall deliver to the Purchaser, a Monthly Operations Report (following the Phase One Effective Date) or a Monthly Construction Report (prior to the Phase One Effective Date).
(i)
Within twenty-one (21) Business Days after the end of each fiscal quarter of each fiscal year, the Supplier shall deliver to the Purchaser a Quarterly Operations Report (following the Phase One Effective Date) or a Quarterly Construction Report (prior to the Phase One Effective Date).
(j)
Within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer, after giving effect to all applicable extensions and cure periods, to the extent not publicly available, the Supplier shall deliver to the Purchaser unaudited consolidated financial statements.
(k)
Within sixty (60) Calendar Days after the end of each fiscal quarter as it relates to all fiscal quarters other than the fiscal quarter ended December 31, and within ninety (90) Calendar Days for the fiscal quarter ended December 31, of each fiscal year, the Supplier shall deliver to the Purchaser a Compliance Certificate.

(l)
Within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer, after giving effect to all applicable extensions and cure periods, to the extent not publicly available, the Supplier shall deliver to the Purchaser audited consolidated financial statements.

The covenants set forth in Sections 5.2(b) and (h) shall be released and no longer applicable from and after the Selected Covenant Release Date.

5.3
Production Payment Reports

Within 30 Calendar Days after the end of each Contractual Year, the Supplier shall deliver to the Purchaser a written report on the production of Lithium Carbonate processed from Minerals during each such Contractual Year, which shall include:

(a)
the amount of Production Payments and the Production Payment dates during such Contractual Year and the number of Tonnes of Lithium Carbonate for which such Production Payments were made; and
(b)
a calculation showing the Deferred Production Payments and any accrued interest if any, as of the end of such Contractual Year.
5.4
Change in Property

Within 10 Calendar Days of any change in the Property of which the Supplier becomes aware, the Supplier shall notify the Purchaser of such change, including details thereof and an updated Schedule “A”.

5.5
Material Adverse Effect

Promptly after the Supplier has knowledge or becomes aware thereof, the Supplier shall deliver to the Purchaser written notice of any change, event, occurrence, condition, circumstance, effect, fact or development which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect.

5.6
Site Visits

The Supplier shall cause the Project Company to, with ten (10) Business Days’ prior written notice during reasonable business hours, and with five (5) Business Days’ notice during reasonable business hours if an Event of Default shall have occurred and be continuing, and subject to: (i) compliance with all applicable Project Site safety requirements and policies; and (ii) the Project Company’s right, acting reasonably, to coordinate such access to the Project Site with other consultants, contractors, representatives and officers of the DOE, provide the Purchaser’s officers, representatives, its IE and IESC with (i) access to any pertinent books, documents, papers and records of the Supplier and its Subsidiaries for the purpose of audit, examination, inspection and monitoring, to examine and discuss the affairs, finances and accounts of the Purchaser and its Subsidiaries with the representatives of the Supplier and its Subsidiaries, (b) access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Purchaser to discuss the Supplier’s and its Subsidiaries’ affairs, finances and accounts with the Supplier’s and its Subsidiaries’

respective officers) for the purpose of monitoring the performance of the Thacker Pass Project, and (c) such other access rights to visit and inspect the Thacker Pass Project and any other facilities and properties of the Supplier; in each case limited to (y) prior to the Project Completion Date, once per fiscal quarter, and (z) after the Project Completion Date, once per six (6) month period; provided that, in each case, the Supplier shall be responsible for all reasonable and documented fees, costs and expenses incurred by the Purchaser in connection with such site visits (including all reasonable and documented fees, costs and expenses of the IE and IESC) up to a maximum of $[***] per Calendar Year, provided that such cap shall not apply if an Event of Default has occurred and is continuing. The Purchaser acknowledges and agrees that the Convertible Note contains a comparable provision with respect to access rights and that the access rights in this Agreement and in the Convertible Note are not meant to be duplicative. With respect to the foregoing, if the Purchaser and the holder under Convertible Note are both entities owned and controlled by Orion Mine Finance, if the Purchaser or the holder shall exercise access rights under this Agreement or under the Convertible Note, such rights shall be deemed to be exercised under both this Agreement and the Convertible Note.

ARTICLE 6

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1
Indemnification by the Supplier

The Supplier agrees to indemnify and save harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents of the foregoing from and against any and all losses, claims, fines, liabilities and damages (including related costs and expenses) suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(a)
any breach or inaccuracy of any representation or warranty of the Supplier contained in the Transaction Agreement save and except for the Excluded Representations and Warranties;
(b)
any breach, including breach due to non-performance, by the Supplier of any covenant or agreement to be performed by the Supplier contained in this Agreement;
(c)
the failure of the Supplier to comply with any Applicable Law, including any Applicable Law relating to environmental matters and reclamation obligations with respect to the Thacker Pass Project or any provision of Anti-Money Laundering Laws, Anti-Corruption Laws or any applicable Sanctions; and
(d)
the physical environmental condition of the Thacker Pass Project and matters of health and safety related thereto or any action or claim brought with respect thereto (including conditions arising before the Effective Date);

provided that the foregoing shall not apply to any losses or damages to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons.

6.2
Indemnification by the Purchaser

The Purchaser agrees to indemnify and save harmless the Supplier and its Affiliates and the directors, officers, employees and agents of the foregoing from and against any and all losses and damages (including related costs and expenses) suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(a)
any breach or inaccuracy of any representation or warranty of the Purchaser contained in the Transaction Agreement;
(b)
any breach, including breach due to non-performance, by the Purchaser of any covenant or agreement to be performed by the Purchaser contained in this Agreement;
(c)
the failure of the Purchaser to comply with any Applicable Law; and
(d)
any losses to life, limb or property occasioned to any Person as a direct result of the exercise of access to the Project Site by the Purchaser and its Representatives;

provided that the foregoing shall not apply to any losses or damages to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons.

6.3
Limitation of Liability

Notwithstanding any other provision of this Agreement, in no event shall a Party be liable to the other Party for or in respect of any consequential, indirect, incidental, exemplary, special or punitive damages of any nature or kind whatsoever arising at any time in connection with this Agreement, whether arising under contract, tort (including negligence), strict liability or any other cause whatsoever, except to the extent such losses are awarded to a third Person in connection with a claim by a third Person.

6.4
Indemnification Procedures for Third Person Claims
(a)
In the case of claims made by a third Person with respect to which indemnification is sought under this Article 6, including claims made by a Governmental Body, the indemnified Party shall give prompt written notice, and in any event within 20 Calendar Days, to the indemnifying Party of any such claims made upon it. If the indemnified Party fails to give such notice, such failure shall not preclude the indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay materially prejudiced the defence of the claim or materially increased the amount of liability or cost of defence.
(b)
The indemnifying Party shall have the right, by written notice to the indemnified Party given not later than 30 Calendar Days after receipt of the notice described in Section 6.4(a), to assume the control of the defence, compromise or settlement of the claim, provided that such assumption shall, by its terms, be without cost to the indemnified Party and provided that the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party in accordance with the terms contained in this Article 7 in respect of that claim.

(c)
Upon the assumption of control of any claim by the indemnifying Party as set forth in Section 6.4(b), the indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claim at its own sole expense including, if necessary, employment of counsel and consultants, engineers and contractors reasonably satisfactory to the indemnified Party and, in connection therewith, the indemnified Party shall cooperate fully, but at the expense of the indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the indemnifying Party all pertinent information and witnesses under the indemnified Party’s reasonable control and take such other steps as in the opinion of counsel for the indemnifying Party are reasonably necessary to enable the indemnifying Party to conduct such defence. No admission of liability or settlement shall be made by the indemnifying Party without, in each case, the prior written consent of the indemnified Party, such consent not to be unreasonably withheld. Without limiting the generality of the foregoing, the indemnifying Party shall not, without the indemnified Party’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim in respect of which indemnification may be sought hereunder (whether or not any indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of all indemnified parties from any liabilities arising out of such claim without any admission of negligence, misconduct, liability or responsibility by any indemnified Party. The indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim at its own expense.
(d)
If the indemnifying Party does not assume control of a claim as permitted in Section 6.4(b), the indemnified Party shall be entitled to negotiate and make such settlement of the claim as in its sole discretion may appear advisable; provided however that no admission of liability or settlement may be made by an indemnified Party without, in each case, the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.
6.5
Subrogation

The indemnifying Party in respect of any losses and damages suffered by an indemnified Party shall be subrogated to all rights of the indemnified Party to recover such losses and damages from any third Person.

6.6
Insurance Reimbursement

Notwithstanding any other provision contained herein, any amounts payable by an indemnifying party to indemnified Parties under this Article 6 shall be reduced on a dollar for dollar basis to the extent that claims for such losses and damages are actually reimbursed to the indemnified party by insurance carried by the indemnified Party.

ARTICLE 7

termination

7.1
Purchaser’s Right to Terminate

Upon each occurrence of a Event of Default, if it is continuing, the Purchaser shall have the right to take any or all of the following actions:

(a)
demand all amounts owing by the Supplier to the Purchaser hereunder;
(b)
enforce such rights and remedies as are available to it at Applicable Law; and
(c)
in the case of an Event of Default in subsection (a), (b), (f) or (k) of the definition thereof, demand payment of the Liquidated Damages Amount and terminate this Agreement.
7.2
Effect of Termination

If this Agreement is terminated under Section 7.1 or pursuant to Section 8.1(b) upon exercise of the LDA Payment Option, then all rights and obligations under this Agreement shall terminate other than in connection with any antecedent breach. Notwithstanding the foregoing, Article 1 (to the extent applicable to surviving provisions), Sections 3.3 and Article 6, this Article 7, Article 9, Article 10, Article 11 and Article 12 shall survive termination of this Agreement.

Article 8

TRANSFER RESTRICTIONS

8.1.
Change of Control
(a)
The Supplier shall not permit, vote in favour of, or take any action that would allow the consummation of, a Change of Control other than: (i) an Exempt Change of Control; or (ii) a Permitted Change of Control.
(b)
The Supplier shall give the Purchaser at least 30 Calendar Days’ written notice prior to the completion of a proposed Change of Control (the “Change of Control Notice”) setting forth a description of such Change of Control transaction in reasonable detail. The Change of Control Notice shall also include the identity of the buyer (and any ultimate parent company of the buyer) (the “Acquiror”) and the anticipated effective date of such Change of Control. Within 20 Calendar Days of receipt of the Change of Control Notice for a Change of Control that is not an Exempt Change of Control, the Purchaser shall give a written notice to the Supplier (the “Purchaser Response”) whereby it specifies either: (i) upon the completion of the Change of Control, this Agreement is to continue in full force and effect after such Change of Control, with the Acquiror to assume all of the Supplier’s obligations hereunder pursuant to an assignment and assumption agreement to be entered into by the Acquiror and the Purchaser, in a form acceptable to the Purchaser acting reasonably (the “Assumption Option”); or (ii) prior to or concurrently upon the completion of the Change of Control, the Supplier shall pay the

Liquidated Damages Amount to the Purchaser and upon receipt of such payment, the Agreement will terminate in accordance with Article 7 (the “LDA Payment Option”).
(c)
For all purposes of this Agreement, the Purchaser and the Supplier hereby acknowledge and agree that: (i) upon certain Events of Default or Changes of Control that are not Exempt Changes of Control, it would not be feasible to ascertain the extent of such loss or damages owing to the Purchaser in respect thereof; (ii) the amount of the Liquidated Damages Amount is in the nature of liquidated damages, not a penalty, and is fair and reasonable; and (iii) the Liquidated Damages Amount represents a reasonable estimate of fair compensation for the losses or damages that may reasonably be anticipated to be suffered by the Purchaser.
8.2.
Assignment by the Supplier

The Supplier may not assign, in whole or in part, its rights and obligations under this Agreement, except with the prior written consent of the Purchaser.

8.3.
Assignment by the Purchaser

The Purchaser may assign, in whole or in part, its rights and obligations under this Agreement, to any Person (each an “Assignee”) who is neither a Competitor nor a Disqualified Institution. Notwithstanding the foregoing, if an Event of Default has occurred hereunder and is continuing, the Purchaser may assign, in whole or in part, its rights and obligations under this Agreement to any Person including a Competitor or a Disqualified Institution but provided that they are neither a Sanctioned Entity or Sanctioned Person. Prior to any such assignment:

(a)
the Purchaser must provide the Supplier with at least five Calendar Days’ prior written notice of the intent to effect such assignment, including the identity of the proposed Assignee; and
(b)
the Assignee must deliver to the Supplier an assignment and assumption agreement to and with the Supplier pursuant to which the Assignee agrees to be bound by this Agreement as if an original signatory hereto. The assignment and assumption agreement must additionally contain substantially similar representations and warranties to those set forth in Schedule “G”.
8.4.
Register

The Parties acknowledge that the Purchaser’s interest in the Production Payment may be assigned (in whole or in part) to an Assignee pursuant to Section 8.3. The Supplier, acting in its capacity with respect to the Production Payment, shall maintain a register for the recordation of the names and addresses of the Assignees and the amounts owing to each Assignee pursuant to the terms hereof from time to time. Upon written confirmation of the accuracy by the Purchaser, the entries in the register shall be conclusive absent manifest error, and the Supplier and the Assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a holder of an interest in the Production Payment hereunder.

ARTICEL 9

GOVERNING LAW/Dispute resolution

9.1.
Governing Law

This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

9.2.
Dispute

Any Dispute must be dealt with in accordance with Section 1.8 or this Article 9, as the case may be. For Disputes not contemplated by Section 1.8, the Party claiming that a Dispute has arisen must deliver a written notice of the Dispute to the other Party adequately identifying the subject matter of the Dispute, including facts and legal arguments on which that Party relies in relation to that Dispute (the “Dispute Notice”). The Parties must continue to perform their obligations under this Agreement despite the existence of any Dispute.

9.3.
Negotiation of Dispute

Within 10 Business Days after delivery of a Dispute Notice, the Parties must meet to attempt to resolve the Dispute. If the Parties do not so meet or if the Dispute has not been resolved within 15 Business Days after delivery of the Dispute Notice, a member of the senior management of each Party must meet within 20 Business Days after delivery of the Dispute Notice (or within such longer period as the Parties may agree), to attempt to resolve the Dispute. If such Dispute is not resolved within such 20 Business Day period, either Party may refer the Dispute to arbitration in accordance with the provisions of Section 9.4.

9.4.
Arbitration Procedure
(a)
The seat, or legal place, of arbitration shall be New York, New York.
(b)
The following provisions shall apply to the composition and powers of the arbitral tribunal:
(i)
The number of arbitrators shall be three. Within 30 Calendar Days after the commencement of arbitration, each Party shall appoint a Person to serve as an arbitrator. The Parties shall then appoint the presiding arbitrator within 20 Calendar Days after selection of the Party appointees. If any arbitrators are not selected within these time periods, the ICDR shall, at the written request of a Party, complete the appointments that have not been made.
(ii)
The arbitrators shall each be a suitably qualified individual. No individual shall be eligible for appointment unless he or she is independent of the Parties and free from all conflicts of interest and specifically shall not be a present or former director, officer, employee, shareholder, consultant or advisor of a Party or otherwise have any interest in either of the Parties or in the matter to be arbitrated.
(iii)
The arbitral tribunal shall determine all questions of Applicable Law and jurisdiction (including questions as to whether a Dispute is arbitrable) and all matters of procedure relating to the arbitration. The arbitral tribunal shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including legal fees and the costs of the arbitration) and interest.
(c)
The arbitration shall conducted in the English language and shall take place in such location and at such place in New York, New York, and time as the arbitral tribunal may fix.
(d)
No later than 30 Calendar Days after hearing the representations and evidence of the Parties, the arbitral tribunal shall make its determination in writing and deliver one copy to each of the Parties.
(e)
The governing law for any arbitration shall be as set forth in Section 9.1.
9.5.
Awards

The written decision of the arbitral tribunal shall be final and binding upon the Parties. Judgment upon any award rendered by the arbitral tribunal may be entered in any court having jurisdiction.

9.6.
Costs of Arbitration

The losing Party shall pay all costs and expenses of the arbitration, including the reasonable legal fees and expenses of the successful Party.

9.7.
Provisional Remedies

This Article 9 shall not preclude the Parties from seeking provisional remedies.

ARTICLE 10
confidentiality

10.1
Confidentiality

Each Party agrees that it shall maintain as confidential and not disclose and shall cause its Representatives to maintain as confidential and not disclose, without the prior written consent of the other Party, the terms of this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement (the “Confidential Information”). A Party may disclose Confidential Information:

(a)
with the express prior written consent of the other Party;

(b)
where such Confidential Information is or becomes publicly available other than by a breach of this Agreement;
(c)
if required by Applicable Laws or requested by any Governmental Body having jurisdiction (and then only in accordance with Section 10.2, if applicable);
(d)
to its Affiliates and those of its and its Affiliates’ directors, officers, employees, Representatives who need to have knowledge of the Confidential Information;
(e)
in the case of the Purchaser and its Affiliates, to any limited partner or co-investor or prospective limited partner or co-investor in or with a private equity fund managed by Affiliates of the Purchaser, to the extent such Confidential Information is reasonably relevant to the current investment or future investment decision of any such limited partner or co-investor or prospective limited partner or co-investor, provided that such Persons undertake to maintain the confidentiality of it;
(f)
to its or its Affiliates’ auditors, legal counsel, lenders, brokers, underwriters, investment bankers and other professional advisers for whom such Confidential Information would be relevant, provided that such Persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it;
(g)
to Persons (including potential Assignees of a Party of this Agreement) with whom it or an Affiliate is considering or intends to enter into a transaction for whom such Confidential Information would be relevant (including such Persons’ Representatives and advisers), provided that such Persons are advised of the confidential nature of the Confidential Information and undertake to maintain the confidentiality of it; or
(h)
for the purposes of the IE appointed under Section 1.8 or any arbitration proceedings commenced under Article 9.

Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by its Affiliates, its or its Affiliates’ directors, officers, employees, Representatives and agents.

10.2
Press Releases and Public Disclosure
(a)
The Parties shall consult with each other before either of them or their respective Affiliates issues any press release or otherwise makes any public disclosure regarding this Agreement or the transactions contemplated hereby and shall not, and shall cause their respective Affiliates to not, issue any such press release or make any such public disclosure before receiving the consent of the other Party. Notwithstanding the foregoing, the Parties or their respective Affiliates may, without prior consultation with the other Party, issue a press release or make public disclosure regarding this Agreement or the transactions contemplated hereby if the disclosure proposed to be so made, as it relates to this Agreement or the transactions contemplated hereby, is substantially the same as disclosure previously consented to by the Parties pursuant to this Section 10.2(a). Nothing in this Section 10.2(a) prohibits a Party from issuing a press release or making other disclosure required by Applicable Law if the Party or its Affiliate making the disclosure has first consulted with the other Party and provided the other Party with a reasonable opportunity to provide comments.

(b)
If the Supplier or any of its Affiliates is required by Applicable Law to file a copy of this Agreement on SEDAR+ (or otherwise publicly file a copy of this Agreement), the Supplier (or such Affiliate) shall consult with Purchaser with respect to, and agree upon, any proposed redactions to this Agreement in compliance with Applicable Laws before it is filed on SEDAR+ (or otherwise). If the Parties are unable to agree on such redactions, the Supplier (or such Affiliate) shall redact this Agreement to the fullest extent permitted by Applicable Laws before filing it on SEDAR+ (or otherwise).
10.3
Technical Reports
(a)
The Supplier shall prepare technical reports on the Property in compliance with National Instrument 43-101 and SK-1300 as and when required by Applicable Law. If such a technical report is prepared, the Supplier shall use its commercial efforts to cause any such technical report to be addressed to the Purchaser and the Supplier shall provide or cause to be provided to the Purchaser, qualified persons consents, qualified persons certificates, access to such qualified persons for the purpose of filing the technical report and preparing any press releases required by the Purchaser in connection with the filing of any such technical report or otherwise make such technical report publicly available.
(b)
If the Supplier is not required to prepare a technical report under National Instrument 43-101 or SK-1300 and the Purchaser or any of its Affiliates is required by Applicable Law to prepare a technical report under National Instrument 43-101 (or similar report, including under SK-1300) in respect of the Property, as determined by the Purchaser acting reasonably, the Supplier shall cooperate with and allow the Purchaser and its authorized Representatives to access technical information pertaining to the Property and complete site visits at the Property so as to enable Purchaser or its Affiliates, as the case may be, to prepare the technical report (or similar report) in accordance with National Instrument 43-101 (or any other applicable Canadian and/or U.S. securities laws and/or stock exchange rules and policies governing the disclosure obligations of the Purchaser or any of its Affiliates, including SK-1300) at the sole cost and expense of the Purchaser.
(c)
At reasonable times and with the prior consent of the Supplier (not to be unreasonably withheld or delayed), at the sole risk and expense of the Purchaser, the Purchaser and its authorized Representatives shall have a right of access to all surface and subsurface portions of the Property, to the Production Facility and to any related operations of the Supplier Entities for the purpose of enabling the Purchaser to comply with the obligations of the Purchaser or any of its Affiliates under National Instrument 43-101 (or any other applicable Canadian and/or U.S. securities laws and/or stock exchange rules and policies governing the disclosure obligations of the Purchaser or any of its Affiliates, including SK-1300), as determined by the Purchaser acting reasonably.

(d)
Notwithstanding Section 10.3(b), nothing in Section 10.3(b) will obligate the Supplier to:
(i)
prepare any technical report or reports relating to the Property that the Purchaser or its Affiliates may be required to prepare and file with under National Instrument 43-101 or U.S. securities laws; or
(ii)
provide the services of a “qualified person” (as that term is defined in National Instrument 43-101or SK-1300, as the case may be) or similar person under U.S. securities laws to produce, or to oversee the production of, any such technical report or reports.

ARTICLE 11
NOTICES

11.1.
Notice
(a)
Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by electronic communication, addressed to:

If to the Supplier:

Lithium Americas Corp.

3260-666 Burrard Street

Vancouver, British Columbia, Canada V6C 2X8

Attention: Jonathan Evans, President and CEO
E-Mail: [***]

and

Lithium Nevada LLC

5310 Kietzke Lane, Suite 200

Reno, Nevada 89511

Attention: Ted Grandy, General Counsel
E-Mail: [***]

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, Texas 77001

Attention: Jackson O’Maley; Ben Heriaud; Layton Suchma

Email: [***]

and

Cassels Brock & Blackwell LLP

Suite 2200, HSBC Building

885 West Georgia Street,

Vancouver BC V6C 3E8

Attention: David Redford

Email: [***]

If to Purchaser:

c/o Orion Resource Partners (USA) LP

7 Bryant Park, 25th Floor

1045 Avenue of the Americas

New York, NY 10018

Attention: General Counsel

Email: [***]

with a copy to (which shall not constitute notice):

Torys LLP

79 Wellington Street West, Suite 3000

Toronto, ON M5K 1N2

Attention: Michael Pickersgill

Email: [***]

or at such other address or email address as such Party from time to time directs in writing to the other Party.

(b)
Any notice or other communication given in accordance with this Section 11.1, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery is such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by electronic mail, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next Business Day following such date of transmission.
(c)
Any notices and communications given in respect of this Agreement must be given in the English language.

ARTICLE 12

MISCELLANEOUS

12.1
Further Assurances

Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein.

12.2
Callback Procedure

Notwithstanding any other provision of this Agreement, no notice, instruction or other communication relating to any change in any details of the Supplier or the Purchaser relating to payment (including the identify of such Person, receiving bank or receiving account number, broker, or broker account number), or in any details of such Person’s callback contact, will be valid, and shall not be complied with by any Party unless:

(a)
written notice of the change is given in accordance with Article 11;
(b)
the Person giving notice of the change is not a callback contact further to Section 12.3; and
(c)
such instruction is confirmed verbally by telephone or voice over internet protocol call, and not by writing in any form, between the Supplier’s callback contact and the Purchaser’s callback contact using the relevant details for that callback in Section 12.3, with such verbal confirmation being further confirmed to the callback contact of the Party giving such instruction via a second written notice given by the callback contact of the Party receiving such instruction in accordance with Article 11 contemporaneously with the completion of such verbal confirmation.
12.3
Callback Contacts

The callback contacts for Section 12.2 are the following Persons with the following contact details, or such Persons or contact details as the relevant Party may notify from time to time in accordance with Section 12.2:

(a)
Callback contact for the Supplier:

Name: April Hashimoto

Email: [***]

Telephone Number: [***]

(b)
Callback contact for the Purchaser:

Name: Jeffrey Feeley

Email: [***]

Telephone Number: [***]

12.4
Severability

If any provision of this Agreement is wholly or partially invalid, illegal or unenforceable, this Agreement shall be interpreted as if such provision had not been a part hereof so that the invalidity, illegality or unenforceability shall not affect the validity, legality or unenforceability of the remainder of this Agreement which shall be construed as if this Agreement had been executed without such provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

12.5
Entire Agreement

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and save and except for the Convertible Note and the Transaction Agreement supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties.

12.6
Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed by each of the Parties.

12.7
Waivers

The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing nor shall such failure affect the validity of this Agreement or any part thereof or the right of a Party to enforce each and every provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.8
Benefit of Agreement

This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and, except for the indemnified Persons referred to in Section 6.1 or Section 6.2, is not for the benefit of, nor may any provision in this Agreement be enforced by, any other Person.

12.9
Costs and Expenses

All reasonable documented out of pocket expenses associated with the negotiation, drafting and implementation of this Agreement will be for the account of the Supplier (including all legal fees of the Purchaser) and will be payable as soon as practicably possible (and in any event within 10 Calendar Days) after receiving an invoice from Purchaser.

12.10
Rule Against Perpetuities

The Parties hereto do not intend that this Agreement creates an interest in the Property or that there be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule with respect to this Agreement. Accordingly, if any right arising under this Agreement is deemed to relate to an exercise of an interest in any real property, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rule.

12.11
Execution in Counterparts

This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages follow]

Dated at Vancouver, British Columbia as of the date and year first written above.

LITHIUM AMERICAS CORP.

By:	/s/ Jonathan Evans
	Name:	Jonathan Evans
	Title:	Chief Executive Officer

OMF Fund IV SPV M LLC

By:	/s/ Istvan Zollei
	Name:	Istvan Zollei
	Title:	Authorized Signatory